SCHEDULE 14A INFORMATION

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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Orexigen Therapeutics, Inc.

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(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

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3344 N. Torrey Pines Court, Suite 200

La Jolla, California 92037

NOTICE OF 2012 ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

Dear stockholder:

The annual meeting of stockholders of Orexigen Therapeutics, Inc. will be held at our corporate headquarters located at 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037 on June 7, 2012 at 10:00 a.m. local time, for the following purposes:

1.	To elect three (3) directors for a three-year term to expire at the 2015 annual meeting of stockholders.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

3.	To transact any other business that may properly come before our annual meeting or any adjournment or postponement of the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Our board of directors has fixed April 9, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournment or postponement of the meeting.

All stockholders are cordially invited to attend the annual meeting. Whether or not you expect to attend the annual meeting, please complete, sign and date the enclosed proxy and return it promptly. If you plan to attend the annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

By Order of the Board of Directors,

Michael A. Narachi

President, Chief Executive Officer and Director

La Jolla, California

April 27, 2012

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

3344 N. Torrey Pines Court, Suite 200

La Jolla, California 92037

PROXY STATEMENT FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 7, 2012

The board of directors of Orexigen Therapeutics, Inc. is soliciting the enclosed proxy for use at the annual meeting of stockholders to be held on June 7, 2012 at 10:00 a.m., local time, at our corporate headquarters located at 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037. If you need directions to the location of the annual meeting, please contact us at (858) 875-8600.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 7, 2012.

This proxy statement and our annual report are available electronically at www.RRDEZProxy.com/2012/OrexigenProxyMaterials.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the 2012 annual meeting of stockholders. This proxy statement summarizes information related to your vote at the annual meeting. All stockholders who find it convenient to do so are cordially invited to attend the annual meeting in person. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to begin mailing this proxy statement, the attached notice of annual meeting and the enclosed proxy card on or about April 27, 2012 to all stockholders of record entitled to vote at the annual meeting. Only stockholders who owned our common stock on April 9, 2012 are entitled to vote at the annual meeting. On this record date, there were 67,777,519 shares of our common stock outstanding. Common stock is our only class of stock entitled to vote.

What am I voting on?

There are two proposals scheduled for a vote:

Proposal 1: Election of three (3) Directors:

•	Louis C. Bock;

•	Wendy L. Dixon, Ph.D.; and

•	Peter K. Honig, M.D.

Proposal 2: Ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accountants for the fiscal year ending December 31, 2012.

How many votes do I have?

Each share of our common stock that you own as of April 9, 2012 entitles you to one vote.

How do I vote by proxy?

With respect to the election of directors, you may either vote “For” all of the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. For ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accountant you may vote “For” or “Against” or abstain from voting.

Stockholders of Record: Shares Registered in Your Name

If your shares are held in your name you are considered, with respect to those shares, the “stockholder of record.” You have three options for returning your proxy:

By Mail. If you choose to return your proxy by mail, then mark, sign, date and mail back the enclosed form of proxy, which requires no postage if mailed in the United States. If you properly complete your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares will be, as permitted, voted as recommended by our board of directors. If any other matter is presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote in accordance with his or her best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting, other than those discussed in this proxy statement.

Voting by Telephone or Internet. Please call the toll-free telephone number on the proxy card (1-800-690-6903) and follow the recorded instructions; or access our secure website registration page through the Internet (at www.proxyvote.com), as identified on the proxy card and follow the instructions, using the unique control number printed on the proxy card. Please note that the Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on June 6, 2012.

In Person at the Annual Meeting. You may attend the annual meeting and vote in person even if you have already voted by proxy. To vote in person, come to the annual meeting, and we will give you a ballot at the annual meeting.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are held in street name. You should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Generally you have three options for returning your proxy:

By Mail. You may vote by signing, dating and returning your voting instruction card in the pre-addressed envelope provided by your broker, bank or other agent.

By Method Listed on Voting Instruction Card. Please refer to your voting instruction card or other information provided by your bank, broker or other agent to determine whether you may vote by telephone or electronically on the Internet, and follow the instructions on the voting instruction card or other information provided by your broker, bank or other agent. If your bank, broker or other agent does not offer Internet or telephone voting information, please complete and return your voting instruction card in the pre-addressed, postage-paid envelope provided.

In Person at the Annual Meeting. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request the proxy form authorizing you to vote the shares. You will need to bring with you to the annual meeting the legal proxy form from your broker, bank or other agent authorizing you to vote the shares as well as proof of identity.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the three following ways:

•	you may send in another signed proxy with a later date;

•	you may notify our corporate secretary, Heather D. Turner, in writing before the annual meeting that you have revoked your proxy; or

•	you may notify our corporate secretary in writing before the annual meeting and vote in person at the meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of holders representing a majority of our outstanding common stock as of April 9, 2012, or approximately 33,888,760 shares, constitutes a quorum at the meeting, permitting us to conduct our business.

What vote is required to approve each proposal?

Proposal 1: Election of Directors. For Proposal 1, the three nominees who receive the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

Proposal 2: Ratification of Independent Registered Public Accounting Firm. To be approved, Proposal 2 must receive “For” votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the annual meeting.

Voting results will be tabulated and certified by our mailing and tabulating agent, Broadridge Financial Solutions, Inc.

What is the effect of abstentions and broker non-votes?

Shares of common stock held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present in person or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of determining whether our stockholders have ratified the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, because the election of directors is determined by a plurality of votes cast, abstentions will not be counted in determining the outcomes of such proposals.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. With regard to the election of directors, broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. However, ratification of the appointment of Ernst & Young LLP is considered a routine matter on which a broker or other nominee has discretionary authority to vote. As a result, broker non-votes will be counted for purposes of this proposal.

Who is paying the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Our directors, officers and other employees may solicit proxies in person or by telephone, fax or email. We will pay our directors, officers and other employees no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. Our costs for forwarding proxy materials will not be significant.

How do I obtain an Annual Report on Form 10-K?

If you would like a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2011 that we filed with the Securities and Exchange Commission (“SEC”) on March 13, 2012, we will send you one without charge. Please write to:

Orexigen Therapeutics, Inc.

3344 N. Torrey Pines Court, Suite 200

La Jolla, California 92037

Attn: Corporate Secretary

All of our SEC filings are also available free of charge in the investor relations section of our website at www.orexigen.com.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class of our directors standing for election each year, generally for a three-year term. You are requested to vote for three nominees for director, whose terms expire at this annual meeting and who will be elected for a new three-year term and will serve until their successors are elected and qualified. The nominees are Louis C. Bock., Wendy L. Dixon, Ph.D., and Peter K. Honig, M.D.

If no contrary indication is made, proxies in the accompanying form are to be voted for Drs. Dixon and Honig and Mr. Bock or in the event that Drs. Dixon and Honig and Mr. Bock are not a candidate or are unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy. Drs. Dixon and Honig and Mr. Bock are currently members of our board of directors.

All of our directors bring to the board of directors significant leadership experience derived from their professional experience and service as executives or board members of other corporations and/or venture capital firms. The process undertaken by the nominating/ corporate governance committee in recommending qualified director candidates is described below under “Director Nominations Process.” Certain individual qualifications and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the following paragraphs.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

For a Three-Year Term Expiring at the

2015 Annual Meeting of Stockholders

Name	Age	Present Position with Orexigen Therapeutics, Inc.
Louis C. Bock	47	Director
Wendy L. Dixon, Ph.D.	56	Director
Peter K. Honig, M.D.	55	Director

Louis C. Bock has served as a member of our board of directors since April 2005. Mr. Bock is a Managing Director of Scale Venture Partners, a venture capital firm. Mr. Bock joined Scale Venture Partners in September 1997 from Gilead Sciences, Inc., a biopharmaceutical company where he worked from September 1989 to September 1997. Prior to Gilead, he was a research associate at Genentech, Inc. from November 1987 to September 1989. He currently serves as a director of the following publicly traded companies: Horizon Therapeutics, Inc., for which he also serves as a member of the audit and compensation committees, and Zogenix, Inc., for which he also serves as a member of the audit committee. In addition, Mr. Bock serves on the board of directors of the following privately-held companies: Ascenta Therapeutics, Inc., for which he also serves as a member of the audit committee, and Sonexa Therapeutics, Inc., and also serves on the board of directors of Arizona Technology Enterprises, LLC, a non-profit organization. Mr. Bock is responsible for Scale Venture Partners’ investment in Somaxon Pharmaceuticals, Inc. In the past five years, Mr. Bock has also served as a member of the boards of directors of the following publicly traded companies: diaDexus Inc. and SGX Pharmaceuticals, Inc. Mr. Bock received his B.S. in Biology from California State University, Chico and an M.B.A. from California State University, San Francisco.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Mr. Bock’s has extensive clinical and leadership experience in the biotechnology and biopharmaceuticals industries, including experience in research, project management, business development and sales from his time at Gilead. His strong corporate governance experience stems from his membership on other companies’ boards of directors, including positions on other audit and nominating/corporate governance committees.

Wendy L. Dixon, Ph.D. has served as a member of our board of directors since April 2010. From December 2001 to May 2009, Dr. Dixon was Chief Marketing Officer and President, Global Marketing for Bristol-Myers Squibb Company, and served on the CEO’s Executive Committee. From 1996 to 2001, she was Senior Vice President, Marketing — USHH at Merck and prior to that she held executive management positions at West Pharmaceuticals, Osteotech, Inc. and Centocor, Inc. and various positions at SmithKline & French Pharmaceuticals (now GSK) in marketing, regulatory affairs, project management and as a biochemist. Dr. Dixon serves on the board of directors of Alkermes plc., Ardea Biosciences, Inc., Furiex Pharmaceuticals, Inc. and Incyte Corporation. In the past five years, Dr. Dixon has also served as a member of the board of directors of DENTSPLY International, a publicly traded company, and is a senior advisor for The Monitor Group, a Global Consulting Firm. Dr. Dixon received her MSc and BSc in Natural Science and her Ph.D. in Biochemistry from University of Cambridge.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Dr. Dixon has a 30 year career in the pharmaceutical and biotechnology business, combining a technical background and experience in drug development and regulatory affairs with commercial responsibilities in building and leading organizations and launching and growing more than 20 pharmaceutical products including Tagamet®, Fosamax®, Singulair®, Plavix®, Abilify®, Reyataz® and Baraclude®.

Peter K. Honig, M.D. has served as a member of our board of directors since February 2010. Dr. Honig currently serves as the Head of Global Regulatory Affairs at AstraZeneca, Inc. Prior to this position, from January 2003 through December 2009, Dr. Honig served as Senior Vice President, Worldwide Regulatory Affairs and Product Safety at Merck & Company. From March 2002 to January 2003, Dr. Honig was Merck’s Vice President, Worldwide Product Safety and Quality Assurance. Prior to Merck, from 1993 to 2002, Dr. Honig held various positions at the FDA including Director of the Office of Drug Safety in the FDA’s Center for Drug Evaluation and Research. Dr. Honig received his B.A. in History from Columbia College of Columbia University, his M.D. from Columbia College of Physicians & Surgeons and his M.P.H from Columbia University School of Public Health.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Dr. Honig has over 15 years of experience in the drug industry, including nine years at the FDA, specifically in research and development, regulatory affairs and product safety. He has served in various leadership roles in the American Society of Clinical Pharmacology and Therapeutics, including President, Vice President and member of the Board of Directors. His is also the current PhRMA representative to the International Conference on Harmonization Steering Committee.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Term Expiring at the 2013 Annual Meeting of Stockholders

Name	Age	Present Position with Orexigen Therapeutics, Inc.
Brian H. Dovey	70	Director
Lota S. Zoth	52	Director

Brian H. Dovey has served as a member of our board of directors since January 2004. Mr. Dovey has been a Partner of Domain Associates, L.L.C., a private venture capital management firm focused on life sciences, since 1988. Prior to joining Domain, Mr. Dovey spent six years at Rorer Group, Inc. (now part of sanofi-aventis), including as president from 1986 to 1988. Previously, Mr. Dovey was president of Survival Technology, Inc., a start-up medical products company. He also held management positions with Howmedica, Inc., Howmet Corporation and New York Telephone Company. Mr. Dovey has served as both president and chairman of the National Venture Capital Association. He is Chair of the Wistar Institute, a non-profit preclinical biomedical research company. Mr. Dovey serves on the board of directors and is also Chairman at the Center for Venture Education (Kauffman Fellows Program). He was also a former board member of the industry associations representing the medical device industry as well as the association representing consumer pharmaceuticals. In the past five years, Mr. Dovey has also served as a member of the board of directors of the following publicly traded companies: Align Technology, Inc., Cardiac Science, Inc. and Neose Technologies, Inc. Mr. Dovey received his B.A. from Colgate University and an M.B.A. from the Harvard Business School.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Mr. Dovey has extensive experience in the life sciences industry through Domain’s venture capital investments. Through his membership on over 35 private and public companies’ boards of directors over the years, he also has developed significant experience in corporate governance and other leadership matters. His past experience as President of Rorer Group and Survival Technology further exemplifies his operational, strategic and corporate leadership experience. His service on the compensation committees of other companies, both public and private, allows him to bring substantial relevant experience to his role as chairman of our compensation committee.

Lota S. Zoth, CPA has served as a member of our board of directors since April 2012. Ms. Zoth served as Senior Vice President and Chief Financial Officer of MedImmune, Inc. from April 2004 to July 2007 and also served as its Controller and Principal Accounting Officer. Prior to joining MedImmune in 2002, Ms. Zoth served as Senior Vice President, Corporate Controller and Principal Accounting Officer at PSINet Inc., Vice President, Corporate Controller and Chief Accounting Officer at Sodexho Marriott Services, Inc., Marriott International and PepsiCo, Inc. Ms. Zoth also served as an auditor at Ernst & Young, LLP and is a Certified Public Accountant. Ms. Zoth is a member of the board of directors of two private companies. Ms. Zoth received a B.B.A. in accounting from Texas Tech University.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Ms. Zoth’s experience as Chief Financial Officer, Controller and Principal Accounting Officer provided her valuable and relevant experience as a senior financial executive at life sciences and biotechnology companies dealing with financings, mergers, acquisitions and global expansion and other strategic transactions. Her experience as audit committee chair for two private companies also provides her with the qualifications and skills to serve as chairman of our audit committee and our audit committee financial expert.

Term Expiring at the 2014 Annual Meeting of Stockholders

Name	Age	Present Position with Orexigen Therapeutics, Inc.
Eckard Weber, M.D.	62	Chairman of the Board of Directors
Patrick J. Mahaffy	49	Director
Michael A. Narachi	52	President, Chief Executive Officer and Director

Eckard Weber, M.D. is one of our co-founders and has served as a member of our board of directors since our inception in September 2002, and as the chairman of our board of directors since March 2004. From November 2008 to March 2009, Dr. Weber served as our interim President and Chief Executive Officer. Dr. Weber is also a Partner at Domain Associates, L.L.C., a private venture capital management firm focused on life sciences, a position he has held since 2001. Dr. Weber currently serves as interim chief executive officer of Sonexa Therapeutics, a seed-stage biopharmaceutical company. He is chairman of the board at Ascenta Therapeutics, Inc., Ocera Therapeutics Inc., Sequel Pharmaceuticals, Inc., Tobira Therapeutics, Inc. and Tragara Pharmaceuticals, Inc. Dr. Weber is an observer on the board of directors of Syndax Pharmaceuticals, Inc. and a member of the board of directors of Adynxx, Inc. Dr. Weber was chairman of Peninsula Pharmaceuticals, Inc. until the company was sold to Johnson & Johnson in 2005, chairman of Cerexa Inc. until the company was sold to Forest Laboratories, Inc. in January 2007, chairman of NovaCardia, Inc. until the company was sold to Merck in September of 2007, chairman of Calixa Therapeutics until the company was sold to Cubist Pharmaceuticals in December 2009 and a board member of Conforma Therapeutics Corporation and Cabrellis Pharmaceuticals Corporation until they were sold to Biogen-IDEC, Inc. and Pharmion Corporation, respectively. In the past five years, Dr. Weber has also served as a member of the board of directors of Novacea, Inc., a publicly traded company. Dr. Weber holds a B.S. from Kolping College in Germany and an M.D. from the University of Ulm Medical School in Germany.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Dr. Weber has extensive operational, strategic and corporate leadership experience and has been a founding chief executive officer and board member of numerous biopharmaceutical companies, including Acea Pharmaceuticals Inc., Adynxx, Inc., Ascenta Therapeutics, Inc., Calixa Therapeutics, Inc., Cytovia, Inc., Domain AntiBacterial Acquisition Corporation, Nanothera Corporation, NovaCardia, Inc., Novacea, Inc., Novalar Pharmaceuticals, Inc., Ocera Therapeutics Inc., Sonexa Therapeutics Inc., Syndax Pharmaceuticals Inc., Tobira Therapeutics, Inc. and Tragara Pharmaceuticals, Inc. Dr. Weber also has over 20 years of drug discovery and development experience and has been a consultant to biotechnology and pharmaceutical companies. Until 1995, he was a tenured Professor of Pharmacology at the University of California, Irvine. Dr. Weber is the inventor or co-inventor of over 40 patents and patent applications, and has published over 130 papers in scientific periodicals.

Patrick J. Mahaffy has served as a member of our board of directors since February 2009. Mr. Mahaffy is a founder of Clovis Oncology, Inc. and has served as President and Chief Executive Officer and a member of its board of directors since its inception. Previously, Mr. Mahaffy served in the same role at Pharmion Corporation, which he founded in 2000 and sold to Celgene Corporation in 2008. From 1992 through 1998, Mr. Mahaffy was President and Chief Executive Officer of NeXagen, Inc. and its successor, NeXstar Pharmaceuticals, Inc., a biopharmaceutical company. Prior to that, Mr. Mahaffy was a Vice President at E.M. Warburg Pincus and Co. Mr. Mahaffy also serves on the board of directors of Flexion Therapeutics, Inc. He is also a trustee of Lewis and Clark College. Mr. Mahaffy has a B.A. in international affairs from Lewis and Clark College and a M.A. in international affairs from Columbia University.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Mr. Mahaffy has extensive operational, management and leadership experience in the biotechnology industry. Over the past 16 years, he co-founded, built and sold two companies, including the $2.9 billion sale of Pharmion in 2008 to Celgene Corporation. Through this past experience, Mr. Mahaffy has developed a strong background in drug development, including experience with the U.S. Food and Drug Administration’s, or FDA’s, and the European Medicines Agency’s approval process and the post-approval commercialization process in the US and Europe. He has recently started his third oncology focused company, Clovis Oncology.

Michael A. Narachi has served as our President and Chief Executive Officer and a member of our board of directors since March 2009. Previously, Mr. Narachi served as Chairman, Chief Executive Officer and President of Ren Pharmaceuticals, Inc., a private biotechnology company, from November 2006 to March 2009. From August 2002 to January 2008, Mr. Narachi served as chairman of the board of directors of Naryx Pharma, Inc., a private pharmaceutical company. In 2004, Mr. Narachi retired as an officer and Vice President of Amgen Inc., a leading therapeutics company, where he served as General Manager of Amgen’s Anemia Business from 1999 to 2003. Mr. Narachi joined Amgen in 1984 and held various positions throughout the organization including: Product Development Team Leader for NEUPOGEN®; Director of Clinical Operations in Thousand Oaks, CA and Cambridge, UK; Vice President of Development and Representative Director for Amgen Japan; Head of Corporate Strategic Planning; Chief Operations Officer of Amgen BioPharma; and Vice President, Licensing and Business Development. He currently serves on the board of directors of Amag Pharmaceuticals, Inc., a publicly traded pharmaceutical company. Mr. Narachi received a B.S. in Biology and an M.A. degree in Biology and Genetics from the University of California at Davis. He received an M.B.A. from the Anderson Graduate School of Management at University of California, Los Angeles.

Key Attributes, Experience and Skills and the Benefit to the Board of Directors include:

Mr. Narachi brings to our board of directors valuable business, leadership and management experience, and knowledge of our company and the biotechnology industry. Mr. Narachi’s services as our President and Chief Executive Officer provide a critical link between management and the board of directors and ensures that the board takes into consideration management’s perspectives on the business. This critical link also helps the board to perform its oversight function.

Board Independence

Our board of directors has determined that all of our directors are independent directors within the meaning of the applicable NASDAQ Stock Market LLC, or Nasdaq, listing standards, except for Michael A. Narachi, our president and chief executive officer.

Board Leadership Structure

Our board of directors is currently led by its chairman, Dr. Eckard Weber. Our board of directors recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the company continues to grow. We separate the roles of chief executive officer and chairman of the board in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the company and the day-to-day leadership and performance of the company, while the chairman of the board of directors provides guidance to the chief executive officer and presides over meetings of the full board of directors. We believe that this separation of responsibilities provides a balanced approach to managing the board of directors and overseeing the company.

The Board’s Role in Risk Oversight

The responsibility for day-to-day risk management lies with our management; however, our board of directors is responsible for risk oversight as part of its fiduciary duty of care to effectively monitor our business operations. Our board of directors works closely with management both formally during meetings of our board of directors and informally through one-on-one communications with our chief executive officer and other members of management to identify and understand the risks facing our company, including those risks associated with our strategic plans, our capital structure and our development activities, and the steps management is taking to manage these risks. Although the full board of directors is involved in risk oversight, it is the audit committee of our board of directors that has primary responsibility for the board of directors’ risk oversight. The audit committee, pursuant to its charter, is specifically responsible for discussing with management our policies with respect to risk assessment and risk management, and also discusses our significant risk exposures and the actions management has taken or will take to limit, monitor or control such exposures.

Board of Directors Meetings

During the fiscal year 2011, our board of directors met 10 times, including telephonic meetings, and acted by unanimous written consent one time. All directors attended at least 75% of the aggregate number of meetings of the board and of the committees on which they served.

Committees of the Board of Directors

We have three standing committees: the audit committee, the compensation committee and the nominating/corporate governance committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found under the Investor Relations-Corporate Governance section of our website at www.orexigen.com. The current members of the committees are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee
Eckard Weber, M.D.	—	—	—
Louis C. Bock	X	—	X
Wendy L. Dixon, Ph.D.	X	X	—
Brian H. Dovey	—	X (Chairman)	—
Peter K. Honig, M.D.	—	—	—
Patrick J. Mahaffy	—	X	X (Chairman)
Michael A. Narachi	—	—	—
Lota S. Zoth	X (Chairman)	—	—

Audit Committee

The audit committee of our board of directors currently consists of Ms. Zoth (Chairman), Mr. Bock and Dr. Dixon. The audit committee met four times (including telephonic meetings) during fiscal year 2011. Our board of directors has determined that all members of the audit committee are independent directors, as defined in the Nasdaq qualification standards and by Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, our board of directors has determined that Ms. Zoth qualifies as an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC. The audit committee is governed by a written charter adopted by our board of directors. The audit committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. The audit committee’s responsibilities include, among other things:

•	selecting and hiring our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;

•	reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;

•	reviewing and approving the report that the SEC requires in our annual proxy statement;

•	reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics;

•	discussing with management our policies with respect to risk assessment and risk management; and

•	discussing with management our significant risk exposure and the actions management has taken to limit, monitor or control such exposures.

Both our external auditor and internal financial personnel meet privately with the audit committee and have unrestricted access to this committee.

Report of the Audit Committee of the Board of Directors

The audit committee oversees the company’s financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the company’s annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The audit committee reviewed with Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of the company’s audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. Ernst & Young LLP is also responsible for expressing an opinion on the effectiveness of internal control over financial reporting. In addition, the audit committee has discussed with Ernst & Young LLP, its independence from management and the company, has received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has considered the compatibility of non-audit services with the auditors’ independence.

The audit committee met with Ernst & Young LLP to discuss the overall scope of its services, the results of its audit and reviews, its evaluation of the company’s internal controls and the overall quality of the company’s financial reporting. Ernst & Young LLP, as the company’s independent registered public accounting firm, also periodically updates the audit committee about new accounting developments and their potential impact on the company’s reporting. The audit committee’s meetings with Ernst & Young LLP were held with and without management present. The audit committee is not employed by the company, nor does it provide any expert assurance or professional certification regarding the company’s financial statements. The audit committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the audit committee has recommended to the company’s board of directors that the audited financial statements be included in our annual report for the year ended December 31, 2011. The audit committee and the company’s board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ended December 31, 2012.

This report of the audit committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Respectfully submitted,

The Audit Committee of the Board of Directors

Lota S. Zoth (Chairman)

Louis C. Bock

Wendy L. Dixon, Ph.D.

Compensation Committee

The compensation committee of our board of directors currently consists of Messrs. Dovey (Chairman) and Mahaffy and Dr. Dixon. The compensation committee met seven times (including telephonic meetings) and acted by unanimous written consent one time during fiscal year 2011. Our board of directors has determined that all members of the compensation committee are independent directors, as defined in the Nasdaq qualification standards. The compensation committee is governed by a written charter approved by our board of directors. The compensation committee’s purpose is to assist our board of directors in determining the compensation and benefit plans for our senior management and directors and recommend these plans to our board of directors. The compensation committee’s responsibilities include, among other things:

•	reviewing and approving compensation and benefit plans for our executive officers and recommending compensation policies for members of our board of directors and board committees;

•	reviewing the terms of offer letters and employment agreements and arrangements with our officers;

•	setting performance goals for our officers and reviewing their performance against these goals;

•	administering our benefit plans and the issuance of stock options and other awards under our equity incentive plans; and

•	reviewing and approving the report that the SEC requires in our annual proxy statement.

In 2009, the compensation committee created the stock award subcommittee and delegated its authority to grant equity awards under our equity incentive plans to non-executive employees to Mr. Dovey, its sole member. The stock award subcommittee did not meet during fiscal year 2011.

Each year, the compensation committee also reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures

The compensation committee meets at least two times per year, and more frequently as the committee deems necessary or desirable. The agenda for each meeting is usually developed by the chair of the compensation committee, in consultation with our senior management, including our chief executive officer and our general counsel. The compensation committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, to provide financial, legal or other background information or advice or to otherwise participate in compensation committee meetings. The chief executive officer may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding his compensation or individual performance objectives. The charter of the compensation committee grants the compensation committee authority to retain and/or replace, at the expense of the company, any independent counsel, compensation and benefits consultants and other outside experts or advisors as the committee believes to be necessary or appropriate. The committee may also utilize the services of our regular legal counsel or other advisors. In particular, the compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation.

During the past fiscal year, the compensation committee re-engaged Compensia, Inc. as compensation consultants. The compensation committee requested that Compensia undertake another market compensation comparison analysis to ensure that our market comparison group accurately reflected our current stage of development as a company. Our compensation committee took Compensia’s analysis and recommendations into consideration in evaluating salary, bonus and equity compensation decisions for our executives during fiscal year 2011.

The specific determinations of the compensation committee with respect to executive compensation for fiscal year 2011 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Nominating/Corporate Governance Committee

The nominating/corporate governance committee of our board of directors currently consists of Messrs. Mahaffy (Chairman) and Bock. The nominating/corporate governance committee met one time during the fiscal year 2011. Our board of directors has determined that all members of the nominating/corporate governance committee are independent directors, as defined in the Nasdaq qualification standards. The nominating/corporate governance committee is governed by a written charter approved by our board of directors. The nominating/corporate governance committee’s purpose is to assist our board by identifying individuals qualified to become members of our board of directors, consistent with criteria set by our board, and to develop our corporate governance principles. The nominating/corporate governance committee’s responsibilities include, among other things:

•	evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	administering a policy for considering stockholder nominees for election to our board of directors;

•	evaluating and recommending candidates for election to our board of directors;

•	overseeing our board of directors’ performance and self-evaluation process; and

•	reviewing our corporate governance principles and providing recommendations to the board regarding possible changes.

Other Committees

In addition to the audit, compensation and nominating/corporate governance committees described above, we have also established other committees from time to time. For example, in March 2010, we established a research and development strategy committee whose purpose is to monitor, assist and otherwise provide input to our management with respect to our strategy involving research and development matters. The research and development strategy committee currently consists of Dr. Honig as the sole member.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the nominating/corporate governance committee will consider, among other things, the following factors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an executive officer or former executive officer of a publicly held company;

•	commercialization experience in large pharmaceutical companies;

•	strong finance experience;

•	experience as a board member of another publicly held company;

•	experience with various types of strategic transactions;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience; and

•	practical and mature business judgment.

The nominating/corporate governance committee’s goal is to assemble a board of directors that brings to the company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the nominating/corporate governance committee believes that the background and qualifications of the board of directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Other than the foregoing criteria for director nominees, the nominating/corporate governance committee has not adopted a formal policy with respect to a fixed set of specific minimum qualifications for its candidates for membership on the board of directors. The nominating/corporate governance committee may consider such other facts, including, without limitation, diversity, as it may deem are in the best interests of the company and its stockholders. The nominating/corporate governance committee does, however, believe it is appropriate for at least one, and, preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors be independent as required under the Nasdaq qualification standards. The nominating/corporate governance committee also believes it is appropriate for our president and chief executive officer to serve as a member of our board of directors. Our directors’ performance and qualification criteria are reviewed annually by the nominating/corporate governance committee.

Identification and Evaluation of Nominees for Directors

The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee’s criteria for board of director service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective or expertise.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating/corporate governance committee generally polls our board of directors and members of management for their recommendations. The nominating/corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the nominating/corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to our board of directors. The nominating/corporate governance committee has utilized third-party search firms to identify board of director candidates in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The nominating/corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Under our amended and restated bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary. In order to give the nominating/corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2013 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.”

Director Compensation

Pursuant to our Independent Director Compensation Policy, each member of our board of directors who is not our employee will receive the following cash compensation for board services, as applicable:

•	$35,000 per year for service as a board member;

•

$15,000 per year for service as chairperson of the audit committee, $10,000 per year for service as chairperson of the compensation committee and $7,500 per year for service as chairperson of the nominating/corporate governance committee;

•

$7,500 per year for service as a member of the audit committee, $5,000 per year for service as a member of the compensation committee and $3,750 per year for service as a member of the nominating/corporate governance committee; and

•	$20,000 per year for service as chairperson of the research and development strategy committee.

We also reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

In addition, pursuant to the Independent Director Compensation Policy, our non-employee directors will receive initial and annual, automatic, non-discretionary grants of nonqualified stock options.

Each person who is initially elected or appointed to our board of directors after the date of our initial public offering, and who is a non-employee director at the time of such initial election or appointment, will receive a nonqualified stock option to purchase 35,000 shares of our common stock on the date of such initial election or appointment. This option grant will vest in equal monthly installments over 36 months following the date of grant, subject to such director’s continuing service on our board of directors through such dates of vesting. In addition, on the date of each annual meeting, each individual who continues to serve as a non-employee director on such date will receive an automatic option grant to purchase an additional 20,000 shares of our common stock. This option grant will vest in equal monthly installments over 12 months following the date of grant, subject to the director’s continuing service on our board of directors through such dates of vesting.

The exercise price of each option granted to a non-employee director will be equal to 100% of the fair market value on the date of grant of the shares covered by the option. Options will have a maximum term of ten years measured from the grant date, subject to termination in the event of the optionee’s cessation of board service. No portion of the option which is unexercisable at the time of the optionee’s termination of membership on our board of directors shall thereafter become exercisable. Following an optionee’s termination, the optionee shall have until the first to occur of (i) the first anniversary of the date of his or her termination of membership from our board of directors, or (ii) the original expiration date of the term of such options, to exercise the options that were vested and exercisable as of such date of termination. In the event of a change of control (as that term is defined in our 2007 Plan) all outstanding unvested options shall become fully vested and exercisable immediately prior to a change of control.

Our Independent Director Compensation Policy provides that the options shall be granted under and shall be subject to the terms and provisions of our 2007 Plan and shall be granted subject to the execution and delivery of option agreements.

Summary Director Compensation

The following table summarizes compensation earned by our non-employee directors for the fiscal year 2011.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Eckard Weber, M.D.	35,340	40,762	76,102
Louis C. Bock	46,250	40,762	87,012
Wendy L. Dixon, Ph.D.	47,500	40,762	88,262
Brian H. Dovey	45,000	40,762	85,762
Peter K. Honig, M.D.	53,340	40,762	94,102
Patrick J. Mahaffy	47,500	40,762	88,262
Lota S. Zoth(2)	0	0	0

(1)	Reflects the grant date fair value for option awards granted to our non-employee directors, as computed in accordance with the relevant accounting guidance, without consideration of forfeitures. Valuation assumptions are described in Note 2 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 13, 2012. Each non-employee director received an option to purchase 20,000 shares of our common stock on the date of our 2011 annual meeting of stockholders. The grant date fair value of this award, computed in accordance with the relevant accounting guidance, was $2.04 per share. The aggregate number of shares subject to outstanding stock options held by each non-employee director as of December 31, 2011 was as follows: Dr. Weber, 77,500 shares; Mr. Bock, 77,500 shares; Dr. Dixon, 65,000 shares; Mr. Dovey, 77,500 shares; Dr. Honig, 65,000 shares; and Mr. Mahaffy, 77,500 shares.
(2)	Ms. Zoth was appointed as a member of our board of directors on April 26, 2012.

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our board of directors at our annual meeting, we encourage all of our directors to attend. All but three of the members of our board of directors attended our annual meeting of stockholders in 2011.

Communications with our Board of Directors

Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary, Orexigen Therapeutics, Inc., 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037. The corporate secretary will forward such communications to each member of our board of directors;

provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Corporate Governance

Our company’s Code of Business Conduct and Ethics, as amended, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter and Nominating/Corporate Governance Committee Charter are available, free of charge, on our website at www.orexigen.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents as well as our company’s other corporate governance documents, free of charge, to any stockholder upon written request to Orexigen Therapeutics, Inc., 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037.

Vote Required; Recommendation of the Board of Directors

If a quorum is present and voting at the annual meeting, the three nominees receiving the highest number of votes will be elected to our board of directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF LOUIS C. BOCK, WENDY L. DIXON, PH.D., AND PETER K. HONIG, M.D. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE ON YOUR PROXY CARD.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee has selected Ernst & Young LLP as the company’s independent registered public accountants for the fiscal year ending December 31, 2012 and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited the company’s financial statements since its inception in 2002. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the company’s independent registered public accountants is not required by Delaware law, the company’s amended and restated certificate of incorporation, or the company’s amended and restated bylaws. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if the audit committee determines that such a change would be in the best interests of the company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on Proposal 2 and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether Proposal 2 has been approved.

Independent Registered Public Accountants’ Fees

The following table represents aggregate fees billed to us for services related to the fiscal years ended December 31, 2011 and 2010, by Ernst & Young LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2011	2010
Audit Fees(1)	$358,152	$234,000
Audit Related Fees(2)	—	—
Tax Fees(3)	75,000	30,000
All Other Fees(4)	1,995	1,425

	$435,147	$265,425

(1)	Audit Fees consist of fees billed for professional services performed by Ernst & Young LLP for the audit of our annual financial statements and review of our registration statements on Form S-8, preparation of comfort letters associated with our follow-on public offerings and related services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit Related Fees consist of fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. There were no such fees incurred during fiscal years 2011 or 2010.
(3)	Tax Fees consist of fees for professional services performed by Ernst & Young LLP with respect to an Internal Revenue Code Section 382 study and general tax advice and planning.
(4)	All Other Fees consist of fees billed in the indicated year for an annual subscription to Ernst & Young LLP’s online resource library.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Pre-Approval Policies and Procedures

Our audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee, and all such services were pre-approved in accordance with this policy during the fiscal years ended December 31, 2011 and 2010. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. The approval of Proposal 2 is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012. PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock at March 31, 2012 for:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each named executive officer;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Orexigen Therapeutics, Inc., 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us by the stockholders, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 67,777,519 shares of common stock outstanding on March 31, 2012.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable as of May 30, 2012, which is 60 days after March 31, 2012. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares Beneficially Owned
Beneficial Owner	Number	Percentage
5% or Greater Stockholders:
Funds affiliated with Domain Associates, L.L.C.(1)	6,686,446	9.86%
One Palmer Square, Suite 515 Princeton, NJ 08542

Funds affiliated with First Manhattan Co.(2)	6,855,898	9.99
437 Madison Avenue New York, NY 10022

Funds affiliated with QVT Financial LP(3)	6,984,737	9.99
1177 Avenue of the Americas, 9th Floor New York, NY 10036

	Shares Beneficially Owned
Beneficial Owner	Number	Percentage

Directors and Executive Officers:
Michael A. Narachi(4)	958,495	1.39
Graham K. Cooper(5)	0	*
Mark Booth(6)	201,037	*
Heather D. Turner(7)	256,952	*
Preston Klassen, M.D., M.H.S.(8)	202,496	*
Joseph P. Hagan(9)	227,495	*
Eckard Weber, M.D.(10)	885,833	1.31
Louis C. Bock(11)	75,833	*
Wendy L. Dixon, Ph.D.(12)	55,694	*
Brian H. Dovey(1)	6,782,407	9.99
Peter K. Honig(13)	57,083	*
Joseph S. Lacob(14)	2,737,234	4.03
Patrick J. Mahaffy(15)	75,833	*
Michael F. Powell, Ph.D.(16)	75,834	*
Daniel K. Turner III(17)	1,203,789	1.76
Lota S. Zoth(18)	972	*
Executive officers and directors as a group (12 persons)(19)	9,780,130	13.96

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Includes 3,543,832 shares of common stock held by Domain Partners V, L.P., 2,967,415 shares of common stock held by Domain Partners VII, L.P., 83,975 shares of common stock held by DP V Associates, L.P., 50,643 shares of common stock held by DP VII Associates, L.P. and 1,963 shares of common stock held by Domain Associates, L.L.C. In addition, each of Domain Partners VII, L.P. and DP VII Associates, L.P. holds an outstanding warrant to purchase 4,612,650 and 78,820 shares of our common stock, respectively. Such warrants are subject to an issuance limitation prohibiting the holder of such warrants from exercising the warrants to the extent that such exercise would result in aggregate beneficial ownership by such holder, together with any of its affiliates, of more than 9.99% of our common stock then issued and outstanding. Accordingly, as of March 31, 2012, only 38,618 shares of common stock are collectively exercisable by such entities pursuant to the terms of the warrants and are reflected as beneficially owned in the table above. The voting and disposition of the shares held by Domain Partners V, L.P. and DP V Associates, L.P. is determined by the managing members of One Palmer Square Associates V, L.L.C., the general partner of Domain Partners V, L.P. and DP V Associates, L.P. The voting and disposition of the shares held by Domain Partners VII, L.P. and DP VII Associates L.P. is determined by the managing members of One Palmer Square Associates VII, L.L.C., the general partner of Domain Partners VII, L.P. and DP VII Associates, L.P. The managing members of Domain Associates, L.L.C. share voting and dispositive power with respect to the shares held by Domain Associates, L.L.C. Dr. Weber, the chairman of our board of directors, is an employee of Domain Associates, L.L.C., the manager of Domain Partners V, L.P., Domain Partners VII, L.P., DP V Associates, L.P. and DP VII Associates, L.P. Dr. Weber has no voting or investment power with respect to the shares held by Domain Partners V, L.P., Domain Partners VII, L.P., DP V Associates, L.P., DP VII Associates, L.P. and Domain Associates, L.L.C. Mr. Dovey, a member of our board of directors, is a managing member of Domain Associates, L.L.C., One Palmer Square Associates V, L.L.C. and One Palmer Square Associates VII, L.L.C. and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Dovey also directly holds 20,128 shares of common stock and has the right to acquire 75,833 shares pursuant to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2012. Information regarding these shares is based in part on the Schedule 13D/A filed by Domain Partners V, L.P., Domain Partners VII, L.P., DP V Associates, L.P., DP VII Associates, L.P. and Domain Associates, L.L.C. with the SEC on January 13, 2012.

(2)	First Manhattan Co. holds sole voting power and dispositive power with respect to 6,004,211 of these shares, and shares dispositive power with respect to 1,600 of these shares. In addition, each of First Health LP, First Health Limited, First Health Associates LP, First Biomed LP and First Biomed Portfolio LP holds an outstanding warrant to purchase 947,281, 299,338, 160,681, 930,688 and 336,572 shares of our common stock, respectively. Such warrants are subject to an issuance limitation prohibiting the holder of such warrants from exercising the warrants to the extent that such exercise would result in aggregate beneficial ownership by such holder, together with any of its affiliates, of more than 9.99% of our common stock then issued and outstanding. Accordingly, as of March 31, 2012, only 850,087 shares of common stock are collectively exercisable by such entities pursuant to the terms of the warrants and are reflected as beneficially owned in the table above. Information regarding these shares is based in part on the Schedule 13G/A filed by First Manhattan with the SEC on February 14, 2012.
(3)	QVT Financial LP (“QVT Financial”) is the investment manager for QVT Fund LP (the “Fund”), Quintessence Fund L.P. (“Quintessence”), QVT Fund IV LP (“Fund IV”) and QVT Fund V LP (“Fund V”), which together beneficially own an aggregate amount of 4,844,969 shares of common stock. QVT Financial has the power to direct the vote and disposition of the common stock held by the Fund, Quintessence, Fund IV and Fund V. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 4,844,969 shares of common stock, consisting of the shares beneficially owned by the Fund, Quintessence, Fund IV and Fund V. QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of common stock reported by QVT Financial. QVT Associates GP LLC, as General Partner of the Fund, Quintessence, Fund IV and Fund V, may be deemed to beneficially own the aggregate number of shares of common stock owned by the Fund, Quintessence, Fund IV and Fund V, and accordingly, QVT Associates GP LLC may be deemed to be the beneficial owner of an aggregate amount of 4,844,969 shares of common stock. An entity affiliated with QVT Financial (the “Additional Holder”) beneficially owns 91,278 shares of common stock. Each of QVT Financial, QVT Financial GP LLC, QVT Associates GP LLC, the Fund, Quintessence, Fund IV and Fund V disclaims beneficial ownership of the shares owned by the Additional Holder. In addition, each of the Fund, Quintessence and the Additional Holder holds an outstanding warrant to purchase 29,162,260, 4,429,350 and 912,780 shares of our common stock, respectively. Such warrants are subject to an issuance limitation prohibiting the holder of such warrants from exercising the warrants to the extent that such exercise would result in aggregate beneficial ownership by such holder, together with any of its affiliates, of more than 9.99% of our common stock then issued and outstanding. Accordingly, as of March 31, 2012, only 2,139,768 shares of common stock are collectively exercisable by the Fund, Quintessence and the Additional Holder pursuant to the terms of the warrants and are reflected as beneficially owned in the table above. Information regarding these shares is based in part on the Schedule 13G/A filed by QVT Financial LP with the SEC on March 12, 2012, which did not report the number of outstanding shares beneficially owned by each of the entities referred to above.
(4)	Mr. Narachi has the right to acquire these shares pursuant to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2012.
(5)	Effective March 11, 2011, Mr. Cooper resigned as our Senior Vice President, Finance, Chief Financial Officer and Treasurer.
(6)	Mr. Booth has the right to acquire these shares pursuant to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2012.
(7)	Ms. Turner has the right to acquire these shares pursuant to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2012.
(8)	Dr. Klassen has the right to acquire these shares pursuant to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2012.
(9)	Mr. Hagan has the right to acquire these shares pursuant to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2012.
(10)	Includes the right to acquire 75,833 shares pursuant to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2012.
(11)

Mr. Bock has the right to acquire these shares pursuant to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2012. Mr. Bock is deemed to hold the reported shares for the benefit of Scale Venture Partners II, LP. Scale Venture Partners II, LP is deemed the indirect beneficial owner of the options. The voting and disposition of the shares held by Scale Venture Partners II, LP is determined by a majority in interest of the three managing members of Scale Venture Management II, LLC, the ultimate general partner of Scale Venture Partners II, LP. Mr. Bock is one of the members of Scale Venture Management II, LLC, but has no sole or shared voting or investment power with respect to such shares. Information regarding these shares is based in part on the Schedule 13G/A filed by Scale Venture Management II, LLC with the SEC on February 10, 2012.
(12)	Dr. Dixon has the right to acquire these shares pursuant to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2012.
(13)	Mr. Honig has the right to acquire these shares pursuant to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2012.
(14)	Includes 2,575,573 shares beneficially held by Kleiner Perkins Caufield & Byers X-A, L.P. and 72,642 shares beneficially held by Kleiner Perkins Caufield & Byers X-B, L.P. The Joseph S. Lacob Revocable Trust UTA dated July 19, 2007, whose trustee is Mr. Lacob (the “Lacob Trust”), a member of our board of directors, is a manager and general partner of the Kleiner Perkins Caufield & Byers funds and has shared voting and investment power over these shares. Shares are held for convenience in the name of “KPCB Holdings, Inc. as nominee” for the account of entities affiliated with Kleiner Perkins Caufield & Byers and others. Mr. Lacob disclaims beneficial ownership of any of these shares held by the aforementioned entities, except to the extent of his pecuniary interest therein. The Lacob Trust also directly holds 13,186 shares and Mr. Lacob has the right to acquire 75,833 shares pursuant to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2012. Information regarding these shares is based in part on the Schedule 13G filed by Kleiner Perkins Caufield & Byers X-A, L.P. with the SEC on February 14, 2008. Mr. Lacob resigned as a member of our board of directors effective April 26, 2012.
(15)	Mr. Mahaffy has the right to acquire these shares pursuant to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2012.
(16)	Mr. Powell has the right to acquire these shares pursuant to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2012. Includes one share of common stock held directly by Mr. Powell. Mr. Powell resigned as a member of our board of directors effective April 26, 2012.
(17)	Includes 177,958 shares held by Montreux Equity Partners II SBIC, L.P. and 377,958 shares held by Montreux Equity Partners III SBIC, L.P. In addition, each of Montreux Equity Partners II SBIC, L.P. and Montreux Equity Partners III SBIC, L.P. holds an outstanding warrant to purchase 286,020 and 286,020 shares of our common stock, respectively. Such warrants are subject to an issuance limitation prohibiting the holder of such warrants from exercising the warrants to the extent that such exercise would result in aggregate beneficial ownership by such holder, together with any of its affiliates, of more than 9.99% of our common stock then issued and outstanding. As of March 31, 2012, all 572,040 shares of common stock are collectively exercisable by such entities pursuant to the terms of the warrants and are reflected as beneficially owned in the table above. The voting and disposition of the shares held by Montreux Equity Partners III SBIC, L.P. and Montreux Equity Partners II SBIC, L.P. are determined by Montreux Equity Management III SBIC, LLC and Montreux Equity Management II SBIC, LLC, respectively. Mr. Turner is a managing member of Montreux Equity Management III SBIC, LLC and Montreux Equity Management II SBIC, LLC. Mr. Turner disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Turner also has the right to acquire 75,833 shares pursuant to outstanding options which are or will be immediately exercisable within 60 days of March 31, 2012. Mr. Turner resigned as a member of our board of directors effective April 26, 2012.
(18)	On April 26, 2012, Ms. Zoth was appointed as a member of our board of directors. Ms. Zoth has the right to acquire these shares pursuant to outstanding options which will be immediately exercisable within 60 days of March 31, 2012.
(19)	Includes 2,302,174 shares of common stock subject to outstanding options and warrants which are or will be immediately exercisable within 60 days of March 31, 2012. The number of directors and executive officers as a group excludes: (a) Mr. Cooper who resigned as our Senior Vice President, Finance, Chief Financial Officer and Treasurer on March 11, 2011; (b) Mr. Lacob who resigned as a member of our board of directors effective April 26, 2012; (c) Mr. Powell who resigned as a member of our board of directors effective April 26, 2012; and (d) Mr. Turner who resigned as a member of our board of directors effective April 26, 2012.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers

The following table sets forth certain information about our executive officers as of March 31, 2012:

Name	Age	Position
Executive Officers:
Michael A. Narachi	52	President, Chief Executive Officer and Director
Joseph P. Hagan	43	Chief Business Officer and Acting-Chief Financial Officer and Treasurer
Mark D. Booth	52	Chief Commercial Officer
Heather D. Turner.	39	Senior Vice President, General Counsel and Secretary
Preston Klassen, M.D., M.H.S.	43	Head of Global Contrave Program and Senior Vice President, Product Development
Dawn Viveash, M.D.	56	Senior Vice President, Regulatory Affairs

Executive Officers

The biography of Michael A. Narachi can be found under “Proposal 1 — Election of Directors.”

Joseph P. Hagan has served as our Chief Business Officer since June 2011 and our acting-Chief Financial Officer since March 2011. From May 2009 to June 2011 Mr. Hagan served as our Senior Vice President, Corporate Development, Strategy, Communications. Previously, from May 2008 to May 2009, Mr. Hagan established and was a Partner at Groundswell Advisors, a biotechnology consulting firm, providing operational guidance and execution in corporate strategy, commercialization, financing and partnership opportunities. While at Groundswell Advisors, he served as acting chief executive officer of Unity Pharma, consulted to numerous small biotech companies, and served on the board of directors of Seredigm Corp. Prior to establishing Groundswell, from September 1998 to April 2008, Mr. Hagan worked for Amgen Inc. where he served in various senior business development roles, including founder and Managing Director of Amgen Ventures where he had P&L responsibility for a $100 million corporate fund and served as a director on the boards of directors of six portfolio companies. As head of Corporate Development at Amgen, Mr. Hagan led such notable completed transactions as the acquisitions of Immunex and Tularik and the spinout of Novantrone, as well as numerous other business development efforts totaling over $15 billion in value. Before joining Amgen, Mr. Hagan spent five years in the bioengineering labs at Genzyme and Advanced Tissue Sciences. He received an M.B.A. from Northeastern University and a B.S. in Physiology and Neuroscience from the University of California, San Diego.

Mark D. Booth has served as our Chief Commercial Officer since August 2009. Mr. Booth brings over 25 years of commercial and business development experience to Orexigen. Most recently, Mr. Booth served as President of Takeda Pharmaceuticals North America (TPNA) from October 2001 to June 2008, where he presided over the commercial, medical and scientific affairs, business development and all support functions. Prior to his role at TPNA, Mr. Booth served as Senior Vice President, General Manager at Immunex Corporation from January 2000 to September 2001, where he was responsible for the sales, marketing and project management functions. Before joining Immunex Corporation, Mr. Booth was at Abbott Laboratories from 1983 to 2000, where he served in a range of leadership positions including Division Vice President, General Manager for the anti-infective franchise. Mr. Booth holds a BS in Biology from Northern Illinois University and an M.B.A from Northwestern University Kellogg School of Management.

Heather D. Turner has served as our Senior Vice President, General Counsel and Secretary since May 2010. From June 2007 to May 2010, Ms. Turner served as our Vice President, General Counsel and Secretary. Previously, from July 2005 to June 2007, Ms. Turner worked first as Corporate Counsel and most recently as Associate General Counsel at Conor Medsystems, LLC (previously Conor Medsystems, Inc.), in Menlo Park,

California, a company specializing in drug-eluting stents. From 1999 until 2005, Ms. Turner was an associate at Cooley LLP (formerly Cooley Godward Kronish LLP), a national law firm, where she advised public and private companies, investors and board members. At both Conor Medsystems and Cooley, Ms. Turner advised on matters ranging from public reporting, public offerings, securities law compliance, mergers and acquisitions, commercial and development contracts, corporate governance, board and committee duties and other general corporate matters. Ms. Turner has a B.A. from U.C. Santa Barbara and a J.D. from UCLA School of Law.

Preston Klassen, M.D., M.H.S has served as our Head of Global Contrave Program and Senior Vice President, Product Development since November 2009. Prior to joining Orexigen, from June 2002 to November 2009, Dr. Klassen worked at Amgen, most recently serving as the Therapeutic Area Head for Nephrology and Executive Medical Director, where he led global development efforts for the company’s renal franchise. While at Amgen, Dr. Klassen oversaw Phase 2-4 clinical activity for products addressing renal, diabetes and other metabolic diseases. Dr. Klassen’s experience includes global regulatory filings, including NDA and sNDA submissions, development and execution of several large cardiovascular outcomes trials, and oversight of clinical commercialization activities for multiple marketed products, including EPOGEN®, Aranesp®, and Sensipar®. Dr. Klassen played a lead role in regulatory interactions related to the benefit/risk profile of erythropoietin stimulating agents for renal indications, including presenting at a 2007 joint meeting of the FDA Cardiovascular and Renal Drugs and the Drug Safety and Risk Management Advisory Committees. Prior to joining Amgen, from July 1997 to June 2002, Dr. Klassen was a faculty member in the Division of Nephrology at Duke University Medical Center in North Carolina. Dr Klassen received his M.D. from the University of Nebraska College of Medicine and completed his residency in Internal Medicine, fellowship in Nephrology, and M.H.S. degree at Duke University.

Dawn Viveash, M.D. has served as our Senior Vice President, Regulatory Affairs since November 2009. Dr. Viveash has over 20 years of experience in the biopharmaceutical industry, across all stages of development and product commercialization. Prior to joining Orexigen, from November 2006 to November 2009, Dr. Viveash was Vice President of Regulatory Affairs and Safety, at Amylin Pharmaceuticals where she managed regulatory affairs and the safety department for a product portfolio that included the company’s obesity and diabetes pipeline. Prior to her role at Amylin Pharmaceuticals, Dr. Viveash was Vice President of Regulatory Affairs and Safety at Amgen, and from January 2000 to July 2002, was Vice President of Regulatory Affairs, Safety and Professional Services at Immunex Corporation. While serving in leadership roles at Amylin, Amgen and Immunex, Dr. Viveash oversaw a number of successful NDA and BLA submissions along with corresponding global regulatory submissions; her experience includes products such as Enbrel®, Aranesp®, Sensipar®, Kepivance® and Byetta®. Dr. Viveash has participated in several FDA Advisory Committees and has been involved in regulatory discussions regarding a variety of post marketing safety issues. Dr. Viveash holds a B. Pharmacy First Class, London School of Pharmacy, England, a Bachelor of Medicine, Bachelor of Surgery (M.B.B.S.), University College Hospital, London, UK, and is a Member of the Royal College of Physicians, London, UK.

Compensation Discussion and Analysis

Overview

In this Compensation Discussion and Analysis, we address the compensation provided to our named executive officers listed below under “2011 Named Executive Officers”, the goals that we seek to achieve through our executive compensation program and other important factors underlying our compensation practices and policies. As discussed in more detail below, in making executive compensation decisions, the compensation committee of our board of directors seeks to align each executive’s compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, retain, motivate and reward our executives. To achieve these goals, our compensation program consists of both short-term and long-term components, including cash and equity-based compensation, and is intended to reward consistent performance that meets or exceeds established performance goals and objectives. Due to the historically volatile nature of the market prices for biotechnology and pharmaceutical company securities (including our securities) that is often unrelated to the operating performance of particular companies in this market, our compensation committee has chosen to measure our progress and performance against corporate objectives and goals established by our board of directors on at least an annual basis.

In November 2010, our board of directors established certain objectives that our company and each individual executive would focus their efforts on achieving, the most important of which was the U.S. Food and Drug Administration, or the FDA, approval of Contrave® (our lead investigational product candidate) New Drug Application, or NDA. In February 2011, following our receipt of a complete response letter from the FDA for the Contrave NDA, our board of directors approved revised objectives that accounted for the further development of Contrave now required by the FDA. These revised corporate objectives included: (1) establish a viable path toward potential approval for Contrave; (2) maintain our relationship with our partner for Contrave North America, Takeda Pharmaceuticals North America; (3) establish a plan for Empatic™; and (4) find additional or alternative assets where our skills add significant value. As a result, as more fully described below, our compensation committee took the achievement of these corporate objectives into consideration in deciding 2011 annual bonus amounts and stock option awards.

In addition to strongly tying executive compensation to corporate performance, the compensation committee continues to undertake to maintain best practices in designing and implementing our executive compensation program. These practices include the following:

•	prohibiting our executives and directors from hedging, or engaging in any derivatives trading with respect to, our common stock;

•	not providing for tax “gross-ups” for compensation paid to executives, including for perquisites and change-in-control payments;

•	ensuring our annual equity awards provide for four-year vesting, subject to certain acceleration events;

•	engaging an independent compensation consultant that has no other ties to the company or our management; and

•

utilizing a group of peer companies, as discussed in more detail below, to benchmark our executive compensation levels to assist our compensation committee in meeting the targeted guidelines for the elements of compensation for our named executive officers.

Objectives and Philosophy of Executive Compensation

The compensation committee of our board of directors, composed entirely of independent directors, administers our company’s executive compensation program. The role of the compensation committee is to oversee our company’s compensation and benefit plans and policies, administer its stock plans and review and approve annually all compensation decisions relating to all named executive officers. Our company’s compensation programs are designed to:

•	provide competitive total compensation opportunities that help attract, retain, motivate and reward our executives;

•	establish a direct and meaningful link between our business and financial results, individual and team performance and compensation; and

•

enhance the executives’ incentive to increase our stock price and maximize stockholder value, as well as reward superior performance, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in our company through stock options.

To achieve these objectives, the compensation committee has implemented compensation plans that tie a portion of the executives’ overall compensation to the company’s performance. As further described below, the compensation committee evaluates individual executive performance with the goal of setting compensation at levels the committee believes are comparable with executives in other companies in a similar stage of development and relatively similar size, operating in the biotechnology industry, taking into account our relative performance and our own strategic goals. In setting compensation, our compensation committee is careful to design compensation policies and programs that are not reasonably likely to have a material adverse effect on the company. In order to ensure that we continue to remunerate our executives appropriately, our compensation committee has retained a compensation consultant to review our policies and procedures with respect to executive compensation.

Compensation Determination Process

The compensation committee develops, reviews and approves each of the elements of the executive compensation program of our company as a whole and for our named executive officers individually and regularly assesses the effectiveness and competitiveness of the program.

In June 2011, we held a stockholder advisory vote on the compensation of our named executive officers. Our stockholders approved, on an advisory basis, the compensation of our named executive officers, with over 95% of stockholder votes cast in favor of our “Say on Pay” resolution. In evaluating our compensation practices during fiscal 2011, we were mindful of the extremely strong support our stockholders expressed for our philosophy of linking compensation to our operating and organizational objectives and the enhancement of stockholder value. As a result, the Committee retains our general approach to executive compensation, and continued to apply the same general principles and philosophy as in the prior fiscal year in determining executive compensation. The Committee will continue to consider stockholder concerns and feedback in the future.

Each year, the compensation committee reviews the performance of each of our named executive officers during the past year. In connection with this review, the compensation committee adjusts, as appropriate, annual base salaries for our named executive officers, determines their incentive bonuses relating to prior year performance and approves elements of the incentive bonus program for the current year, including target bonuses, and grants annual retention stock option awards based on performance to our named executive officers. Our senior executives aid the compensation committee by providing annual recommendations regarding the compensation of our named executive officers. The compensation committee also, on occasion, meets with our senior executives to obtain recommendations with respect to the company’s compensation programs and practices generally. The compensation committee considers, but is not bound to accept, management’s recommendations with respect to named executive officer compensation.

Our senior executives attend the compensation committee meetings, but the compensation committee also holds executive sessions not attended by any members of management or non-independent directors as needed from time to time. The compensation committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees, other than those responsibilities that may not be delegated under applicable law.

Assessment of Risk in Compensation Determination Process

As part of its process to determine the proper amount and mix of compensation for our named executive officers, the compensation committee reviews and discusses the structure of our compensation policies and programs to determine whether our compensation programs and policies appropriately incentivize our named executive officers or other employees to take actions that are in the best interests of the company and stockholders. Specifically, the compensation committee ensures that bonus determinations are based on the compensation committee’s subjective assessment of both the company’s and each executive’s individual performance — with an eye toward performance that is designed to enhance long-term stockholder value — and not solely on performance relative to a specific financial, operational or individual goals. Also, the equity incentives and, specifically, the vesting schedules associated with the stock option grants, are designed to encourage long-term stockholder value creation. Based on its review and discussions, the compensation committee believes that our compensation policies and programs represent an appropriate balance of short-term and long-term compensation and do not encourage executive officers or other employees to take on unnecessary or excessive risks that are reasonably likely to have a material adverse effect on the company.

Compensation Consultant

In September 2011, the compensation committee engaged the services of Compensia Inc., or Compensia, located in San Jose, California, to assist it in designing and evaluating our executive compensation programs. Compensia undertook market compensation comparison analysis for the compensation committee in 2007, 2008, 2009 and 2010. Compensia undertook this market compensation comparison analysis in 2011 to ensure that our market comparison group accurately reflected our current stage of development as a company. Our compensation committee took Compensia’s analysis and recommendations into consideration in evaluating salary, bonus and equity compensation decisions for our executives during 2011.

The information used by Compensia in performing the 2011 market compensation comparison analysis included:

•

Radford Global Life Sciences Survey — A global survey of executive compensation levels and practices that covers approximately 122 biotechnology, pharmaceutical and life sciences companies with between 50 and 149 employees.

•

Select Public Market Comparison Group — 17 biotechnology or pharmaceutical companies matched based on industry, future growth prospects (companies with products in Phase 3 development, pre-New Drug Application or New Drug Application to commercialization were primarily targeted), organizational size and structure (market capitalization of between $50 million and $300 million, revenue between $0 and $100 million and less than 300 employees) and location (headquartered primarily in California but also East Coast/Mid-Atlantic region). These peer companies are Acadia Pharmaceuticals, Affymax, Alexza Pharmaceuticals, Anacor Pharmaceuticals, Arena Pharmaceuticals, Arqule, Cel-Sci, Curis, Dynavax Technologies, Repligen, Sunesis Pharmaceuticals, Synta Pharmaceuticals, Titan Pharmaceuticals, Transcept Pharmaceuticals, Trius Therapeutics, VIVUS and Xenoport.

Use of Comparative Data by Compensation Committee

The selected companies in the public company market comparison group are companies that fall within a reasonable range of comparison factors and/or that we may compete with for executive talent. The public company market comparison group was not selected on the basis of executive compensation levels. The public company market comparison group compensation data are limited to publicly available information and therefore do not provide precise comparisons by position, which may be offered by more comprehensive survey data. The survey data, however, can be used to provide pooled compensation data for positions closely akin to those held by each named executive officer. In addition, the pool of senior executive talent from which the company draws and against which it compares itself extends beyond the limited community of our immediate public company comparison group and includes a wide range of other organizations in the biotechnology and pharmaceutical sector outside of the company’s traditional competitors, which range is represented by such surveys. As a result, the compensation committee uses the public company group data on a limited basis to analyze the overall competitiveness of the company’s compensation with its direct publicly traded peers in the United States and its general compensation philosophy and continues to rely on industry survey data in determining actual executive compensation. For purposes of this compensation discussion and analysis, we refer to the foregoing survey and more specific public company group data collectively as our market comparison group.

Although the compensation committee considered market compensation information from the market comparison group in making its compensation decisions for our named executive officers, as described below, the compensation committee does not believe that it is appropriate to establish compensation levels solely by reference to market compensation data. Our compensation committee relies upon the judgment of its members in making compensation decisions, after reviewing the performance of the company and carefully evaluating a named executive officer’s performance during the year against established goals, if any, leadership qualities, operational performance, business responsibilities, career with the company, current compensation arrangements and long-term potential to enhance stockholder value. Although competitive market compensation paid by other companies is a key factor that the compensation committee considers in assessing the reasonableness of compensation, the compensation committee does not rely entirely on that data to determine named executive officer compensation. Instead, the compensation committee incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

The Radford Global Life Sciences Survey described above was not compiled specifically for us but rather are databases containing comparative compensation data and information for hundreds of other biotechnology and pharmaceutical companies. The compensation committee therefore reviewed pooled compensation data for positions similar to those held by each named executive officer and the compensation committee was not presented with information about the names of the individual companies included in the survey and did not review information for individual companies included in the survey.

Elements of Executive Compensation

Compensation for our named executive officers consists of the following elements: base salary, annual bonus, stock options, benefits programs and change in control/severance agreements. The compensation committee allocates total compensation between cash and equity compensation based on a number of objective and subjective factors, including competitive practices among the market comparison group, the role and responsibilities of the individual executive and the nature of the behaviors the incentives are intended to motivate.

Based on the analyses provided by our compensation consultant and consideration of the foregoing factors, the compensation committee has set the following as targeted guidelines for the elements of compensation for our named executive officers:

•

Base salary: A named executive officer’s annual base salary is intended to be generally aligned with the 50th percentile of base salaries paid to executives holding comparable positions, as determined by reference to our market comparison group described above;

•	Total cash compensation (base salary plus targeted bonus): A named executive officer’s total annual cash compensation opportunity, consisting of both base salary and target bonus, is intended to be generally aligned with the 75th percentile of total annual cash compensation opportunities for executives holding comparable positions, as determined by reference to our market comparison group described above; and

•

Total long-term incentive compensation (equity): A named executive officer’s total incentive compensation opportunity, representing equity opportunities, is intended to be generally aligned with the 75th percentile of total incentive compensation opportunities for executives holding comparable positions, as determined by reference to our market comparison group described above.

The compensation committee favors a compensation program that aligns base salary at the median (50th percentile) with above-market (75th percentile) variable pay (target bonus and equity compensation) to better align pay with the company’s performance and to allow the compensation committee and our management to attract, retain, motivate and reward our executives that are helping the company to achieve its corporate objectives and maximize stockholder value. Moreover, the compensation committee acknowledges that we often compete with larger organizations for talented executives that by offering total incentive compensation and total annual cash compensation at levels near the 75th percentile, we are better equipped to attract and retain executive talent.

2011 Named Executive Officers

Our named executive officers for 2011 include our President and Chief Executive Officer, Michael Narachi, Chief Business Officer, Joseph P. Hagan, Chief Commercial Officer, Mark Booth, Senior Vice President, General Counsel and Secretary, Heather Turner, and Head of Global Contrave Program and Senior Vice President, Global Development, Preston Klassen, M.D. M.H.S. The compensation levels of the named executive officers reflect to a significant degree their varying roles and responsibilities. During 2011, Mr. Narachi, in his role as chief executive officer, had the greatest level of responsibility among our named executive officers and, therefore, received the highest level of pay. Mr. Narachi’s target compensation was higher than that of our other named executive officers because market compensation levels for executive officers vary substantially based upon roles and responsibilities of the individual officer. As chief executives are generally paid more than the other members of their team, this process resulted in a compensation differential between our chief executive officer and our other named executive officers.

Base Salary. In general, as discussed above, base salaries for our named executive officers are initially established through arms’ length negotiation at the time the executive is hired. The initial base salary for each named executive officer is reflected in employment agreements executed at the time such named executive officer accepts our offer of employment.

Base salaries of our named executive officers are reviewed annually and adjustments to base salaries are based on the current economic environment, scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases also take into account the named executive officer’s current salary, and the amounts paid to executive officers in the company’s market comparison group. Base salary determinations are made by reference to the market comparison group information compiled by Compensia and described above under the heading “— Compensation Consultant.” In addition to considering the competitive pay practices of other companies, the compensation committee also considers the amounts paid to an executive officer’s peers inside our company by conducting an internal analysis which compares the pay of each executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility.

In January 2012, the compensation committee set annual base salaries for our named executive officers to be in effect commencing January 1, 2012 through the next annual review. The 2012 base salaries for our named executive officers are as follows:

	Base Salary ($)		Increase Over 2011 Base Salary (%)
Named Executive Officer	2012	2011
Michael A. Narachi	625,000	625,000	0%
Joseph P. Hagan	370,000	370,000	0%
Graham K. Cooper(1)	—	—	—
Heather D. Turner	370,000	370,000	0%
Mark D. Booth(2)	370,000	370,000	0%
Preston Klassen, M.D., M.H.S	370,000	370,000	0%

(1)	Mr. Cooper resigned as our chief financial officer and treasurer effective as of March 11, 2011.
(2)	Mr. Booth’s salary at any time during the fiscal year is prorated to reflect his then current part-time status. For example, as of March 31, 2012, Mr. Booth was working part-time equal to eighty-percent (80%) of full-time therefore his base salary is $296,000.

Based on its analysis in January 2012, our compensation consultant reported to the compensation committee that the base compensation levels of all our named executive officers provided during 2011 were above the 50th percentile of our market comparison group. In addition to this, the compensation committee also took into consideration the individual level of performance of each named executive officer and the contributions each named executive officer made towards the achievement of our 2011 corporate objectives as well the expected individual contributions of the named executive officers in 2012. As a result, the compensation committee determined not to make any adjustments to the base salaries for any named executive officers for 2012.

The actual base salaries paid to all of our named executive officers for 2011 are set forth in the “Summary Executive Compensation — Summary Compensation Table” below.

Annual Cash Bonus. In addition to base salaries, our compensation committee has the authority to award annual cash bonuses to our executive officers. It is the compensation committee’s objective to emphasize pay-for-performance and to have a significant percentage of each named executive officer’s total compensation contingent upon the company’s performance, as well as upon his or her individual level of performance and contribution toward the company’s performance. The compensation committee believes that the annual performance bonus provides incentives necessary to retain our named executive officers and motivate and reward them for short-term company performance.

For 2011, the target bonus level for each of our named executive officers was 50% of base salary (75% with respect to our chief executive officer), which level was intended to align our named executive officers’ total cash compensation opportunity (base salary plus bonus) with the 75th percentile of our market comparison group, our targeted compensation guideline. There is no maximum bonus payable to our named executive officers. It is possible that the compensation committee could determine that the company’s or an individual officer’s performance merits total cash compensation in excess of such level and could award bonus compensation above 50% of base salary target (75% with respect to our chief executive officer).

Although the compensation committee intends to utilize annual bonuses to compensate the named executive officers for outstanding corporate and individual performance, historically, bonus determinations have been based on the compensation committee’s subjective assessment of both the company’s and each executive’s individual performance and not on performance relative to specific financial, operational or individual goals. For 2011, our board of directors established specific corporate objectives that influenced the compensation committee’s decisions regarding annual bonuses. In addition, Mr. Narachi established individual performance objectives with each named executive officer against which to measure individual executive performance. As a result, the 2011 bonus determinations reflect the compensation committee’s assessment of the corporate objectives that were achieved for the year, as well as the recommendation of the chief executive officer and members of management and the compensation committee’s assessment of individual performance.

Because all of the revised 2011 corporate objectives were achieved, the compensation committee determined that the corporate objectives were 85% achieved. In addition, the compensation committee determined that each named executive officer should have the corporate objectives comprise 80% of their targeted total annual bonus amount, with the remaining 20% of their targeted total annual bonus amount based on individual objectives. For Mr. Narachi, the corporate objectives comprise 100% of his targeted total annual bonus amount. As a result of these determinations, in January 2012, our compensation committee approved a 2011 annual bonus for each of our named executive officers that was less than their target bonus.

In March 2011, the compensation committee of the board of directors adopted and approved a Key Executive Employee Retention Plan for the purpose of retaining certain executive employees whose employment was not terminated as part of the company’s reduction in staff, and providing incentive to all executive employees to continue their employment with the company while its management and board of directors worked to update its corporate strategy following the receipt of the complete response letter for the Contrave NDA. The plan provided that all participating executive employees that continued in the service of the company through September 2011 shall receive a one-time lump sum cash payment equal to three (3) months of their base salary in effect during the last regularly scheduled payroll period immediately preceding the payment date, less required tax withholdings. In October 2011, we paid this amount to all of the named executive officers other than Mr. Narachi (who, as CEO, was not eligible to receive this payment).

The 2011 annual bonuses, including the October 2011 retention bonus, as applicable, for each of our named executive officers are set forth below under the heading “Summary Executive Compensation — Summary Compensation Table.”

Long-Term Incentive Program. The compensation committee believes that long-term performance will be enhanced through stock option awards that reward our executives for maximizing stockholder value over time and that align the interests of our employees and management with those of stockholders. The compensation committee uses stock options as the primary incentive vehicle for long-term compensation opportunities because:

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Stock options and the vesting period of stock options attract and retain executives. Because vesting is based on continued employment, our equity-based incentives also facilitate the retention of our named executive officers through the vesting period of the awards.

•

Stock options are performance based. Because all the value received by the recipient of a stock option is based on the growth of the stock price, stock options enhance the executives’ incentive to increase our stock price and maximize stockholder value.

•

Stock options help to provide a balance to the overall executive compensation program as base salary and our annual performance bonus program focus on short-term compensation, while stock options reward executives for increases in stockholder value over the longer term.

Our 2007 equity incentive award plan, or the 2007 plan, authorizes the compensation committee to grant options to purchase shares of common stock to our employees, directors and consultants. Our compensation committee oversees the administration of our stock option plans. Stock option grants are made at the commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention objectives.

The compensation committee reviews and approves stock option awards to executive officers based upon a review of market comparison group data, its assessment of individual performance and contribution towards corporate objectives, a review of each executive’s existing long-term incentives, and retention considerations. Periodic stock option grants are made at the discretion of the compensation committee to eligible employees and, in appropriate circumstances, the compensation committee considers the recommendations of members of management. In determining the size of the long-term equity incentives to be awarded to our named executive officers, the compensation committee takes into account a number of internal factors, such as the relative scope of their duties, the value of existing long-term incentive awards, percent of ownership, individual performance history, prior contributions to the company, the size of prior grants, anticipated individual contribution in the coming year(s) and market comparison group data. Based upon these factors, the compensation committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. Equity target levels for our executives are set based on an evaluation of compensation information for our market comparison group, as described above, and are intended to generally correspond to the 75th percentile of awards for such group.

Based on the recommendation of Compensia, our compensation consultant, in 2008, the compensation committee implemented an annual grant program to ensure that our named executive officers’ equity compensation is competitive with our stated market guidelines (the 75th percentile of our market comparison group) and that the interests of our named executive officers are aligned with those of our stockholders.

Stock options granted by the compensation committee have an exercise price equal to the fair market value of our common stock on the day of grant. Stock options granted in connection with the commencement of employment typically vest over a four-year period (with 25% vesting 12 months after the vesting commencement date and the remainder vesting ratably each month thereafter based upon continued employment). Stock options granted as annual retention awards typically vest monthly over a four-year period (vesting ratably each month based on continued employment). All stock options generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended, or the Code. The compensation committee has never granted stock options with an exercise price that is less than the fair market value of our common stock on the grant date, as determined pursuant to our equity incentive plans. We do not have any security ownership requirements for our named executive officers.

The compensation committee has not granted, nor does it intend in the future to grant, equity compensation awards to employees in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the compensation committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates.

In March 2011, in an effort to provide incentive to the executive and non-executive employees of the company to continue their employment with the company while our board of directors and management work to update our corporate strategy after our receipt of the complete response letter from the FDA for our Contrave NDA, the compensation committee amended the September 2010 and January 2011 stock option awards to an exercise price of such options equal to $2.94 per share, the fair market value of our common stock on the date of such committee action. In June 2011, in an effort to retain key employees and executives and in anticipation of the dilution required to fund the continued development of Contrave, the compensation committee granted additional stock option awards to our executive and non-executive employees. In July 2011, we conducted a tender offer whereby each eligible optionholder was offered the opportunity to exchange each outstanding eligible option for a new option that represented (1) the right to purchase the same number of shares of common stock at an exercise price equal to $1.66 per share, the fair market value of our common stock on the date the tender offer concluded and (2) new four year monthly vesting. In January 2012, in recognition of the significant effort all employees made and would continue to make towards the achievement of the company’s 2012 corporate objectives, the compensation committee granted stock option awards to our executive and non-executive employees.

The stock option awards granted to our named executive officers in 2011, including the June 2011 stock option award grants and the July 2011 tender offer grants, are described in more detail below under the heading “Summary Executive Compensation — Grant of Plan-Based Awards.”

Other Compensation.

Welfare Benefits. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our named executive officers, including medical, dental, vision and life insurance coverage; however, the compensation committee in its discretion may revise, amend or add to the officer’s executive benefits if it deems it advisable. We have no current plans to change the levels of benefits currently provided to our executives.

Retirement Benefits. We have a 401(k) plan in which substantially all of our employees are entitled to participate. Our 401(k) plan is intended to qualify as a tax qualified plan under the Code. Employees contribute their own funds, as salary deductions, on a pre-tax basis. Contributions may be made up to plan limits, subject to government limitations. For 2011, this amount is up to $16,500, with an additional $5,500 “catch-up” contribution available for employees fifty years of age and older. Employee contributions are held and invested by the plan’s trustee.

Our 401(k) plan also permits matching and discretionary contributions, subject to established limits and a vesting schedule. Beginning in 2007, we provided a match of 50% of the amount of a participant’s salary deferral, limited to a maximum of 3% of the participant’s compensation for any payroll period and subject to Internal Revenue Service limits. Messrs. Narachi, Hagan and Booth and Ms. Turner participated in the 401(k) plan and received matching funds for 2011.

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Change in Control and Severance Arrangements. We have entered into employment agreements with each of our named executive officers, which provide change in control and severance arrangements. These severance and change in control benefits and payments are designed to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and our other constituents without undue concern over whether the transactions may jeopardize the executives’ own employment. Furthermore, the payments will provide incentive for the named executives to continue to successfully negotiate such transactions from the early stages through closing. Such benefits are also designed to alleviate the financial impact of an involuntary termination through salary continuation. The compensation committee believes that reasonable change in control and severance benefits for our named executive officers are important because it may be difficult for our named executive officers to find comparable employment within a short period of time following certain qualifying terminations.

These agreements are intended to be competitive within our industry and among companies of our size and in our current stage of development and to attract highly qualified individuals and encourage them to remain with our company. In November 2009, our compensation committee engaged Compensia to review our current change in control and severance arrangements as compared to our market comparison group. The results of this review showed that our arrangements were not representative of market practice. As such, our compensation committee approved amended and restated employment agreements with each of our executive officers and key employees, including our named executive officers, to provide for updated arrangements. Although these arrangements form an integral part of the total compensation provided to these individuals and are considered by the compensation committee when determining named executive officer compensation, the decision to offer these benefits did not influence our compensation committee’s determinations concerning other direct compensation or benefit levels. In determining the change in control and severance benefits payable pursuant to the named executive officer employment agreements, the compensation committee considered the input of our executives as to what they expected and what level of benefits would be sufficient to retain our current executive team and to recruit talented executives in the future. In making the decision to extend the benefits, our compensation committee relied on the input of Compensia that the programs are representative of market practice, both in terms of design and cost.

The amended and restated employment agreements are described below under the heading “— Employment Agreements and Severance Benefits.”

Summary Executive Compensation

Summary Compensation Table

The following table provides information regarding the compensation that we paid during the fiscal years ended December 31, 2011, 2010 and 2009 to those persons serving as our principal executive officer and principal financial officer during the fiscal year ended December 31, 2011, and each of our other three most highly paid executive officers serving in such capacity as of December 31, 2011. These individuals are referred to herein as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Michael A. Narachi	2011	625,000	398,438		—	4,734,704	—	—	7,626	(2)	5,765,768
President, Chief Executive Officer and Member of the Board of Directors	2010	525,000	590,625		—	1,979,716	—	—	7,626	(2)	3,102,967
	2009	339,231	243,000		—	2,407,500	—	—	257,580	(3)	3,247,311

Joseph P. Hagan	2011	370,000	259,000	(8)	—	1,432,066	—	—	7,470	(4)	2,068,536
Chief Business Officer	2010	300,000	300,000		—	366,495	—	—	7,470	(4)	973,965
	2009	193,269	87,000		—	286,580	—	—	80	(5)	566,929

Graham K. Cooper (13)	2011	68,436	—		—	408,151	—	—	280,518	(14)	757,105
Former Chief Financial Officer and Treasurer	2010	320,000	160,000		—	589,751	—	—	7,470	(15)	1,077,221
	2009	288,800	152,000		—	65,229	—	—	203,752	(16)	709,781

Heather D. Turner	2011	370,000	259,000	(8)	—	1,655,823	—	—	7,458	(6)	2,292,281
Senior Vice President, General Counsel and Secretary	2010	310,000	232,500		—	630,343	—	—	7,458	(6)	1,180,301
	2009	265,000	159,000		—	110,667	—	—	7,458	(6)	542,125

Mark D. Booth	2011	234,333	170,740	(9)	—	1,248,766	—	—	7,501	(7)	1,661,340
Chief Commercial Officer	2010	350,000	262,500		—	488,271	—	—	7,626	(7)	1,108,397
	2009	124,744	62,000		—	2,848,410	—	—	200,115	(10)	3,235,269

Preston Klassen, M.D., M.H.S.	2011	370,000	259,000	(8)	—	1,440,066	—	—	72,120	(11)	2,141,186
Head of Global Contrave Program and Senior Vice President, Product Development	2010	332,052	395,000		—	285,311	—	—	120	(5)	1,012,483
	2009	38,333	35,000		—	875,600	—	—	225,020	(12)	1,173,953

(1)	Reflects the grant date fair value of the option awards granted to our named executive officers for the relevant year, as computed in accordance with ASC Topic 718 using the Black-Scholes-Merton model for options, without consideration of forfeitures. Valuation assumptions are described in Note 2 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 13, 2012. This amount also includes the incremental fair value of equity awards that were repriced in March 2011 and July 2011.
(2)	Includes $7,350 for our contribution to the 401(k) savings plan and taxable cost of $276 for group term life insurance coverage.
(3)	Includes a one-time bonus of $250,000 paid in connection with signing and relocation, $7,350 for our contribution to the 401(k) savings plan and taxable cost of $230 for group term life insurance coverage.
(4)	Includes $7,350 for our contribution to the 401(k) savings plan and taxable cost of $120 for group term life insurance coverage.
(5)	Includes the taxable cost of group term life insurance coverage.
(6)	Includes $7,350 for our contribution to the 401(k) savings plan and taxable cost of $108 for group term life insurance coverage.
(7)	Includes $7,350 for our contribution to the 401(k) savings plan and taxable cost of group term life insurance coverage.
(8)	Includes annual bonus of $166,500 and retention bonus of $92,500.
(9)	Includes annual bonus of $99,365, retention bonus of $55,327 and an additional bonus of $16,048 for work greater than agreed upon part-time amount.
(10)	Includes a one-time bonus of $200,000 paid in connection with signing and relocation and taxable cost of $115 for group term life insurance coverage.
(11)	Includes $72,000 paid in connection with relocation and taxable cost of group term life insurance coverage.
(12)	Includes a one-time bonus of $225,000 paid in connection with signing and relocation and taxable cost of $20 for group term life insurance coverage.
(13)	Mr. Cooper resigned as our chief financial officer and treasurer effective as of March 11, 2011.

(14)	Includes $255,000 for severance, $22,757 for vacation payout, $2,736 for our contribution to the 401(k) savings plan and taxable cost of $25 for group term life insurance coverage.
(15)	Includes $7,350 for our contribution to the 401(k) savings plan and taxable cost of $120 for group term life insurance coverage.
(16)	Includes $196,294 for commuting expenses, $7,350 for our contribution to the 401(k) savings plan and taxable cost of $108 for group term life insurance coverage.

Grants of Plan-Based Awards

All plan-based awards granted to our named executive officers are incentive stock options, to the extent permissible under the Code. The exercise price per share of each option granted to our named executive officers was equal to the fair market value of our common stock on the date of the grant as determined pursuant to our 2007 plan, which is determined by reference to the closing price per share of our common stock on the date of grant. All options were granted under our 2007 plan, as described below in the section entitled “Employee Benefit and Stock Plans.”

The following table presents information concerning grants of plan-based awards to each of the named executive officers during fiscal year 2011.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(2)
Michael A. Narachi	1/18/2011	258,150		9.31	1,572,598
	3/2/2011	400,800	(3)	2.94	225,754	(4)
	6/10/2011	1,800,000		1.70	2,059,200
	7/25/2011	2,260,800	(5)	1.66	877,152	(4)
Joseph P. Hagan	1/18/2011	107,000		9.31	651,823
	3/2/2011	152,000	(3)	2.94	88,063	(4)
	6/10/2011	450,000		1.70	514,800
	7/25/2011	952,000	(5)	1.66	177,380	(4)
Graham K. Cooper	1/18/2011	67,000		9.31	408,151
Heather D. Turner	1/18/2011	107,000		9.31	651,823
	3/2/2011	152,000	(3)	2.94	88,063	(4)
	6/10/2011	450,000		1.70	514,800
	7/25/2011	1,093,396	(5)	1.66	401,137	(4)
Mark D. Booth	1/18/2011	107,000		9.31	651,823
	3/2/2011	152,000	(3)	2.94	88,063	(4)
	7/25/2011	832,000	(5)	1.66	508,880	(4)
Preston Klassen, M.D., M.H.S.	1/18/2011	107,000		9.31	651,823
	3/2/2011	152,000	(3)	2.94	88,063	(4)
	6/10/2011	450,000		1.70	514,800
	7/25/2011	832,000	(5)	1.66	185,380	(4)

(1)

The option has a term of ten years and vests in accordance with the following schedule: 1/48th of the total number of shares vest on the same day of each of the immediately following calendar months following the grant date.

(2)	The grant date fair value of the option awards granted to our named executive officers was computed in accordance with the relevant accounting guidance. Valuation assumptions are described in Note 2 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 13, 2012.
(3)	In March 2011, the exercise price of the option awards granted in September 2010 and January 2011 were reduced to $2.94 per share.

(4)	Represents the incremental grant date fair value of the modified option award as computed in accordance with the relevant accounting guidance.
(5)	Represents the total number of option awards exchanged in the tender offer in July 2011. The exercise price of the option award granted in the tender offer was $1.66 and the options will vest monthly over four years from the date of grant.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of December 31, 2011. All options were granted under our 2004 stock plan, or 2004 plan, or our 2007 plan, both of which are described below in the section entitled “Employee Benefit and Stock Plans.”

Name	Option Grant Date	Option Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Michael A. Narachi	7/25/2011	7/25/2011	235,497	2,025,303	(1)	—	1.66	7/24/2021
	6/10/2011	6/10/2011	225,000	1,575,000	(1)	—	1.70	6/9/2021
Joseph P. Hagan	7/25/2011	7/25/2011	99,163	852,837	(1)	—	1.66	7/24/2021
Graham K. Cooper	—	—	—	—		—	—	—
Heather D. Turner	7/25/2011	7/25/2011	113,890	979,506	(1)	—	1.66	7/24/2021
Mark D. Booth	7/25/2011	7/25/2011	86,663	745,337	(1)	—	1.66	7/24/2021
Preston Klassen, M.D., M.H.S.	7/25/2011	7/25/2011	86,663	745,337	(1)	—	1.66	7/24/2021

(1)	1/48th of the total number of shares subject to the option vest on the same day of each of the immediately following calendar months following the vesting commencement date. The option has a ten year term from the date of grant.

Option Exercises and Stock Vested at Fiscal Year End

The following table presents certain information concerning the exercise of options by each of the named executive officers during the fiscal year ended December 31, 2011.

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael A. Narachi	—	—	—	—
Joseph P. Hagan	—	—	—	—
Heather D. Turner	—	—	—	—
Mark D. Booth	—	—	—	—
Preston Klassen, M.D., M.H.S.	—	—	—	—

(1)	Amounts realized upon exercise of options are calculated by subtracting the exercise price of the options from the fair market value of the underlying shares on the date of exercise.

Nonqualified Deferred Compensation

None of our named executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The compensation committee, which is comprised solely of independent directors, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in our best interest.

Employment Agreements and Severance Benefits

We have entered into employment agreements with each of our executive officers and our key employee, as described below.

The base salaries of the executives are set forth in the employment agreements. The employment agreements provide that each executive shall be eligible for an annual performance bonus, equal to up to 50% of the executive’s base salary, or 75% with respect to Mr. Narachi, our chief executive officer. Each named executive officer’s employment is at-will.

The employment agreements provide each named executive officer with certain severance and change in control benefits. These severance and change in control benefits shall continue for a period of three years after execution of the employment agreements. With respect to Mr. Narachi, in the event his employment is terminated by us other than for “cause,” as defined in the employment agreement and below (and other than as a result of his death or disability) at any time other than the period that begins three months prior to the effective date of a change in control and concludes on the date that is 12 months after the effective date of a change in control, provided that he first executes and does not revoke a general release and has fully complied with his continuing fiduciary, statutory and material contractual obligations to us, he will be entitled to (i) a lump sum cash severance payment equal to 24 months of his annual base salary (as in effect immediately prior to his termination), (ii) payment of premiums necessary to continue Mr. Narachi’s group health insurance coverage in effect as of his termination pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, for a maximum period of 24 months following the date of his termination and (iii) acceleration of Mr. Narachi’s outstanding equity awards such that, effective as of the date of his termination, he shall receive immediate accelerated vesting of such outstanding equity awards with respect to that same number of shares which would have vested if Mr. Narachi had continued in employment with us for a period of 12 months following the date of his termination. In addition, in the event Mr. Narachi’s employment is terminated by us other than for cause (and other than as a result of his death or disability) or by him due to “constructive termination,” as defined in the employment agreement, within the three-month period before the effective date of a change in control and the 12-month period immediately following the effective date of a change in control, provided that he first executes and does not revoke a general release and fully complies with his continuing fiduciary, statutory and material contractual obligations to us, he will be entitled to (i) a lump sum cash severance payment equal to 24 months of his annual base salary (as in effect immediately prior to his termination), (ii) payment of premiums necessary to continue Mr. Narachi’s group health insurance coverage in effect as of his termination pursuant to COBRA for a maximum period of 24 months following the date of his termination and (iii) acceleration of Mr. Narachi’s outstanding equity awards such that all outstanding equity awards are fully vested and exercisable with respect to all the shares subject thereto effective immediately prior to the date of his termination.

With respect to the other named executive officers, in the event his or her employment is terminated by us other than for “cause,” as defined in the agreements and below (and other than as a result of his or her death or disability) at any time other than the period that begins three months prior to the effective date of a change in control and concludes on the date that is 12 months after the effective date of a change in control, provided that he or she first executes and does not revoke a general release and fully complies with his or her continuing fiduciary, statutory and material contractual obligations to us, each executive will be entitled to (i) a lump sum cash severance payment equal to 12 months of his or her annual base salary (as in effect immediately prior to his or her termination) and (ii) payment of premiums necessary to continue the executive’s group health insurance coverage in effect as of his or her termination pursuant to COBRA for a maximum period of 12 months following the date of his or her termination. For Mr. Booth, although his salary is prorated to reflect his part-time status, he is, nonetheless, entitled to receive an amount equal his annual base salary as though he were a full-time employee. In the event the executive’s employment is terminated by us other than for cause (and other than as a result of his or her death or disability) or by such executive due to “constructive termination,” as defined in the agreements, within the three-month period before the effective date of a change in control and the twelve-month period immediately following the effective date of a change in control, provided that he or she first executes and does not revoke a general release and fully complies with his or her continuing fiduciary, statutory and material contractual obligations to us, each executive will be entitled to (i) a lump sum cash payment equal to 18 months of his or her annual base salary (as in effect immediately prior to his or her termination), (ii) payment of premiums necessary to continue the executive’s group health insurance coverage in effect as of his or her termination pursuant to COBRA for a maximum period of 18 months following the date of his or her termination and (iii) acceleration of the executive’s outstanding equity awards such that all outstanding equity awards are fully vest and exercisable with respect to all the shares subject thereto effective immediately prior to the date of his or her termination.

In the event a named executive officer becomes entitled to any payments and benefits (including but not limited to payments and benefits pursuant to the employment agreements) that the executive would receive in connection with a change in control, or the transaction payments, that would constitute a “parachute payment” within the meaning of Section 280G of the Code, and would be subject to excise tax imposed by Section 4999 of the Code, or the excise tax, then the employment agreements, including Mr. Narachi’s employment agreement, provide for a best-after tax analysis with respect to such payments, under which we shall cause to be determined before any amounts of such transaction payments are paid to the executive which of the following two alternative forms of payment would result in executive’s receipt, on an after-tax basis, of the greater amount of the transaction payment notwithstanding that all or some portion of the transaction payment may be subject to the excise tax: (i) payment in full of the entire amount of the transaction payment, or (ii) payment of only a part of the transaction payment so that the executive receives the largest payment possible without the imposition of the excise tax.

The named executive officer employment agreements also include standard noncompetition covenants on the part of the executives. The employment agreements provide that, during the term of each named executive officer’s employment with us, he or she may not compete with our business in any manner. The employment agreements also reaffirm the named executive officers’ obligations under our standard employee proprietary information and inventions agreement to which each such executive is a party.

Under the employment agreement with Mr. Narachi, “cause” means, generally, (i) the executive’s conviction of or plea of guilty or nolo contendere to any felony or a crime of moral turpitude; (ii) the executive’s willful and continued failure or refusal to follow lawful and reasonable instructions of our board of directors or our lawful and reasonable policies and regulations; (iii) executive’s willful and continued failure to faithfully and diligently perform the assigned duties of his employment with us or our affiliates, or executive’s persistent and material failure to meet the personal performance objectives set for him by our board of directors; (iv) unprofessional, unethical, immoral or fraudulent conduct by executive; (v) conduct by executive that materially discredits us or any affiliate or is materially detrimental to the reputation, character and standing of us or any affiliate; or (vi) the executive’s material breach of his employment agreement, the proprietary information and inventions agreement, our code of business conduct and ethics and/or insider trading compliance program, or any other contractual, fiduciary, or statutory duty owed to us. An event described in (ii) through (vi) of the preceding sentence will not be treated as “cause” until after executive has been given written notice of such event, failure, conduct or breach and executive fails to cure such event, failure, conduct or breach within 30 days from such written notice; provided, however, that such 30-day cure period shall not be required if the event, failure, conduct or breach is incapable of being cured. Failure of us to meet our financial or performance targets or goals shall not be deemed to be a breach of the events described in (ii) and (iii) above.

Under the employment agreements with the other named executive officers, “cause” means, generally, (i) the executive’s conviction of or plea of guilty or nolo contendere to any felony or a crime of moral turpitude; (ii) the executive’s willful and continued failure or refusal to follow lawful and reasonable instructions of our chief executive officer or our board of directors or our lawful and reasonable policies and regulations; (iii) the executive’s willful and continued failure to faithfully and diligently perform the assigned duties of his or her employment with us or our affiliates; (iv) unprofessional, unethical, immoral or fraudulent conduct by the executive; (v) conduct by the executive that materially discredits us or any of our affiliates or is materially detrimental to the reputation, character and standing of us or any of our affiliates; or (vi) the executive’s material breach of his or her employment agreement, the proprietary information and inventions agreement, our code of business conduct and ethics and/or insider trading policy, or any other contractual, fiduciary, or statutory duty owed to us. An event described under (ii) through (vi) of the preceding sentence will not be treated as “cause” until after the executive has been given written notice of such event, failure, conduct or breach and he or she fails to cure such event, failure, conduct or breach within 30 days from the written notice provided, however, that such 30-day cure period shall not be required if the event, failure, conduct or breach is incapable of being cured. Failure of us to meet our financial or performance targets or goals shall not be deemed to be a breach of the events described in (ii) and (iii) above.

Under the employment agreement with Mr. Narachi, “constructive termination” means, generally, executive’s resignation from all positions he then holds with us because of: (i) a material reduction in executive’s authority, duties or responsibilities; (ii) a material diminution in the authority, duties or responsibilities of the supervisor to whom executive is required to report, including a requirement that the executive report to a corporate officer or employee instead of reporting directly to the board of directors; (iii) a material reduction in executive’s level of base salary; or (iv) a relocation of executive’s principal place of employment that increases executive’s one-way commute by more than 50 miles (other than reasonable business travel required as part of the job duties associated with executive’s position); provided, however, that (i) such change, reduction or relocation is effected by us without cause and without executive’s consent; (ii) executive first provides us with written notice of the condition described in (i), (ii), (iii) or (iv) above not later than sixty (60) days following its initial occurrence; (iii) we are permitted the opportunity to cure such condition within a period of forty-five (45) days following such written notice; and (iv) executive resigns from employment within thirty (30) days following the end of such cure period, assuming that the condition has not been cured.

Under the employment agreements with the other named executive officers, “constructive termination” means, generally, (i) a material reduction in the level of responsibility associated with the executive’s employment with us or any surviving entity (other than a change in job title or officer title) as compared to executive’s level of responsibility just prior to the reduction; provided, however that a merger or acquisition of us and subsequent conversion of us to a division or unit of the acquiring corporation will not by itself result in a material reduction in executive’s level of responsibility; (ii) a material reduction in the executive’s level of base salary (except for any reduction imposed equally upon all other similarly-situated executives; or (iii) a relocation of the executive’s principal place of employment by more than 50 miles (other than reasonable business travel required as part of the job duties associated with the executive’s position); provided, however, that (i) such change, reduction or relocation is effected by us without cause and without executive’s consent; (ii) executive first provides us with written notice of the condition described in (i), (ii) or (iii) above not later than sixty (60) days following its initial occurrence; (iii) we are permitted the opportunity to cure such condition within a period of forty-five (45) days following such written notice; and (iv) executive resigns from employment within thirty (30) days following the end of such cure period, assuming that the condition has not been cured. For Mr. Booth a relocation from the executive’s principal residence to the vicinity of our principal offices and/or that executive be present at such principal offices more than four business days per week shall also constitute a “constructive termination.”

Under the employment agreements, “change in control” means the occurrence of any of the following events:

•

the direct or indirect acquisition by any person or related group of persons (other than us or a person that directly or indirectly controls, is controlled by, or is under common control with us) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act) of securities possessing more than 50% of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made directly to our stockholders which our board of directors does not recommend such stockholders to accept;

•

a change in the composition of our board of directors over a period of 36 months or less such that a majority of our board members ceases, by reason of one or more contested elections for board membership, to be comprised of individuals who either (A) have been board members continuously since the beginning of such period, or (B) have been elected or nominated for election as board members during such period by at least a majority of the board members described in clause (A) who were still in office at the time such election or nomination was approved by our board of directors;

•

the consummation of any consolidation, share exchange or merger of us (A) in which our stockholders immediately prior to such transaction do not own at least a majority of the voting power of the entity which survives/results from that transaction (or the parent of such surviving/resulting entity), or (B) in which a stockholder of ours who does not own a majority of our voting stock immediately prior to such transaction, owns a majority of our voting stock immediately after such transaction; or

•

the liquidation or dissolution of us or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all our assets, including stock held in subsidiary corporations or interests held in subsidiary ventures.

Potential Payments Upon Termination Without Cause

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers if his or her employment had been terminated without cause on December 31, 2011. The amounts below reflect potential payments pursuant to the employment agreements for such named executive officers.

Name of Executive Officer	Salary Continuation ($)(1)	Value of Accelerated Equity Awards ($)	Value of COBRA insurance payment ($)
Michael A. Narachi	1,250,000	1,634,500	42,500
Joseph P. Hagan	370,000	—	21,200
Heather D. Turner	370,000	—	21,200
Mark D. Booth	370,000	—	23,500
Preston Klassen, M.D., M.H.S.	370,000	—	21,200

(1)	Salary continuation benefits are calculated using the base salary as of January 1, 2012.

Potential Payments Upon Termination Due to Change in Control

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers if his or her employment had been terminated without cause or due to constructive termination upon a change in control on December 31, 2011, assuming that such termination occurred within the period beginning on the first day of the calendar month three months preceding the calendar month in which the effective date of a change in control occurs and ending on the last day of the twelfth calendar month following the calendar month in which the effective date of a change in control occurs. The amounts below reflect potential payments pursuant to the employment agreements for such named executive officers.

Name of Executive Officer	Salary Continuation ($)(1)	Value of Accelerated Equity Awards ($)	Value of COBRA insurance payment ($)
Michael A. Narachi	1,250,000	5,796,500	42,500
Joseph P. Hagan	555,000	1,373,100	21,200
Heather D. Turner	555,000	1,577,000	21,200
Mark D. Booth	555,000	1,200,000	23,500
Preston Klassen, M.D., M.H.S.	555,000	1,200,000	21,200

(1)	Salary continuation benefits are calculated using the base salary as of January 1, 2012.

Employee Benefit and Stock Plans

2007 Equity Incentive Award Plan

In February 2007, our board of directors approved the 2007 plan, which was approved by our stockholders in February 2007. The 2007 plan became effective on April 24, 2007, the day immediately prior to the date upon which we became subject to the reporting requirements of the Exchange Act.

The material terms of the 2007 plan are summarized below.

Administration. The compensation committee of our board of directors administers the 2007 plan (except with respect to any award granted to non-employee directors, which must be administered by our full board of directors).

Awards. The 2007 plan provides that our compensation committee (or the board of directors, in the case of awards to non-employee directors) may grant or issue stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, performance share awards, performance stock units, stock payments, deferred stock, performance bonus awards, performance-based awards, and other stock-based awards, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award. The 2007 plan also specifically provides that our compensation committee may grant or issue awards to individuals not previously an employee or non-employee director of ours (or following a bona fide period of non-employment with us), as an inducement material to the individual’s entering into employment with us within the meaning of Rule 5635(c)(4) of the NASDAQ Listing Rules.

Change in Control. The 2007 plan contains a change in control provision, which provides that in the event of a change in control of our company where the acquiror does not assume awards granted under the 2007 plan, awards issued under the 2007 plan will be subject to accelerated vesting such that 100% of the awards will become vested and exercisable or payable, as applicable. Under the 2007 plan, a change in control is generally defined as:

•

a transaction or series of related transactions whereby any person or entity or related group of persons or entities (other than us, our subsidiaries, an employee benefit plan maintained by us or any of our subsidiaries or a person or entity that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition;

•

during any two-year period, individuals who, at the beginning of such period, constitute our board of directors together with any new director(s) whose election by our board of directors or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors;

•

our consummation (whether we are directly or indirectly involved through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) the sale or other disposition of all or substantially all of our assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction that results in our voting securities outstanding immediately before the transaction continuing to represent, directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and after which no person or entity beneficially owns voting securities representing 50% or more of the combined voting power of the acquiring company that is not attributable to voting power held in the company prior to such transaction; or

•	our stockholders approve a liquidation or dissolution of our company.

Amendment and Termination of the 2007 Plan. Our compensation committee, with the approval of our board of directors, may terminate, amend or modify the 2007 plan. However, stockholder approval of any amendment to the 2007 plan will be obtained to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, or for any amendment to the 2007 plan that increases the number of shares available under the 2007 plan, permits our compensation committee (or our board of directors, in the case of awards to non-employee directors) to grant options with an exercise price that is below the fair market value on the date of grant, or permits our compensation committee (or our board of directors, in the case of awards to non-employee directors) to extend the exercise period for an option beyond ten years from the date of grant. If not terminated earlier by the compensation committee or the board of directors, the 2007 plan will terminate in 2017.

Non-Employee Director Awards. The 2007 plan permits our board to grant awards to our non-employee directors pursuant to a written non-discretionary formula established by the plan administrator. Pursuant to this authority, our board has adopted the Independent Director Compensation Policy. For a further description of non-employee director awards see “Director Compensation.”

2004 Stock Plan

Our 2004 stock plan, or 2004 plan, was initially adopted by our board of directors and approved by our stockholders in January 2004. The material terms of the 2004 plan are summarized below.

Administration. Our board of directors administers the 2004 plan, and it may in turn delegate authority to administer the plan to a committee. No additional awards will be granted under the 2004 plan.

Awards. The 2004 plan provides that our board of directors or a committee appointed by our board of directors to administer the 2004 plan may grant or issue stock options and restricted stock. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Change in Control. In the event of a change in control where the acquiror does not assume awards granted under the 2004 plan and does not substitute substantially similar awards for those outstanding under the 2004 plan, awards issued under the 2004 plan will terminate upon the consummation of the transaction. Under the 2004 plan, a change in control is generally defined as:

•

a merger, consolidation or other business combination transaction with or into another corporation, entity or person, or the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of our capital stock; or

•	a sale of all or substantially all of our assets.

Amendment and Termination of the 2004 Plan. Our board of directors may terminate, amend or modify the 2004 plan. However, stockholder approval of any amendment to the 2004 plan will be obtained to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule. If not terminated earlier by our board of directors the 2004 plan will terminate in January 2014.

Proprietary Information and Inventions Agreement

Each of our named executive officers has also entered into a standard form agreement with respect to proprietary information and inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of employment. In addition, this agreement provides that during the term of the named executive officer’s employment and for one (1) year thereafter, the executive will not, either directly or through others, solicit or attempt to solicit any of our employees, independent contractors or consultants terminate his or her relationship with us in order to become an employee, consultant or independent contractor to or for any other person or entity, or otherwise encourage or solicit any of our employees to leave employment with us for any reason or to devote less than all of any such employee’s efforts to our affairs.

Policy Regarding Tax Deductibility of Compensation

Section 162(m) of the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain of our executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met.

With the exception of compensation paid to Mr. Narachi, the non-performance based compensation paid in cash to our executive officers in 2010 did not exceed the $1 million limit per officer. In addition, our 2007 equity incentive award plan has been structured so that any compensation paid in connection with the exercise of option grants under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation. Therefore, it will not be subject to the $1 million deduction limitation.

We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). We have adopted a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m). In approving the amount and form of compensation for our executive officers, the compensation committee will continue to consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m).

Compensation Committee Interlocks and Insider Participation

Wendy Dixon, Ph.D., Brian H. Dovey, Patrick J. Mahaffy and Daniel K. Turner III served on our compensation committee during the 2011 fiscal year. None of the members of our compensation committee has ever been one of our officers or employees. None of our executive officers currently serves, or has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Report of the Compensation Committee of the Board of Directors

The compensation committee of the company’s board of directors has submitted the following report for inclusion in this proxy statement:

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in the annual report on Form 10-K for the year ended December 31, 2011, filed by us with the SEC.

This report of the compensation committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

Respectively submitted,

The Compensation Committee of the Board of Directors

Brian H. Dovey (Chairman)

Wendy Dixon, Ph.D.

Patrick J. Mahaffy

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, since January 1, 2011, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders. We have a written policy which requires that any transaction with a related party required to be reported under applicable SEC, other than compensation-related matters, be reviewed and approved by our Audit Committee. We have not and will not adopt written procedures for review of, or standards for approval of, these transactions, but instead we intend to review such transactions on a case by case basis. In addition, our compensation committee will approve all compensation-related policies.

Investors’ Rights Agreement

We have entered into an agreement, as amended, with certain of our stockholders who purchased shares of our preferred stock prior to our initial public offering, or IPO, in April 2007 that provides for certain rights relating to the registration of the shares of common stock issued to them upon the conversion of their preferred stock in connection with our IPO in April 2007. These rights will terminate upon the earlier of April 2013 or for any particular holder with registration rights, at such time when all securities held by that stockholder that are subject to such registration rights may be sold in a transaction or series of transactions within one trading day pursuant to Rule 144 under the Securities Act. All holders of our preferred stock immediately prior to our initial public offering are parties to this agreement.

Employment Agreements

We have entered into employment agreements with Michael A. Narachi, our President and Chief Executive Officer, Joseph P. Hagan, our Chief Business Officer, Mark D. Booth, our Chief Commercial Officer, Heather D. Turner, our Senior Vice President, General Counsel and Secretary, Preston Klassen, M.D., M.H.S., our Head of Global Contrave Program and Senior Vice President, Product Development, and Dawn Viveash, M.D., Senior Vice President, Regulatory Affairs. For further information, see above under the heading “— Employment Agreements and Severance Benefits.”

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We believe that indemnification under our amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our amended and restated bylaws would permit indemnification. We have entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our charter documents. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. We also maintain directors’ and officers’ liability insurance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2011, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements, except that Mr. Turner filed a Form 4 related to our December 2011 public equity offering in February 2012, Mr. Lacob, who resigned as a member of our board of directors effective April 26, 2012, filed a Form 4 filed on June 6, 2011 for an annual option grant that occurred on May 27, 2011 and Kim Kamdar, a managing member of Domain Associates, LLC, filed a Form 3 on January 17, 2012 for an event that occurred on January 1, 2011.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2013 must be received by us no later than December 28, 2012, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. In addition, our amended and restated bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders. Therefore, to be presented at our 2013 annual meeting of stockholders, such a proposal must be received by us no earlier than December 28, 2012 and no later than January 27, 2013. However, if the date of the annual meeting is more than 30 days earlier or more than 30 days later than such anniversary date, notice must be received not later than the close of business on the later of 120 calendar days in advance of such annual meeting or ten calendar days following the date on which public announcement of the date of the meeting is first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2013 annual meeting may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice.

ANNUAL REPORT

Our annual report for the fiscal year ended December 31, 2011 will be mailed to stockholders of record on or about April 27, 2012. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

Any person who was a beneficial owner of our common stock on the record date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Orexigen Therapeutics, Inc., 3344 N. Torrey Pines Court, Suite 200, La Jolla, California 92037, Attention: Corporate Secretary.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the annual meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All stockholders are urged to complete, sign and return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors

Michael A. Narachi

President, Chief Executive Officer and Director

La Jolla, California

April 27, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . OREXIGEN THERAPEUTICS INC Annual Meeting of Stockholders TO BE HELD JUNE 7, 2012 This proxy is solicited by the Board of Directors The undersigned stockholder of Orexigen Therapeutics, Inc., a Delaware corporation (the “Company”), hereby appoints Joseph P. Hagan and Heather D. Turner and each of them, as proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company’s stockholders to be held on June 7,

2012 and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and revokes any proxy heretofore given with respect to such meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO

DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof. All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked. PLEASE DATE THIS PROXY AND SIGN IT EXACTLY ASYOUR NAME OR NAMES APPEAR BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SHARES ARE HELD BY A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF SHARES ARE HELD BY A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON. Continued and to be signed on reverse side

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0000141573_1R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the followingdirectors for a three-year term to expire 2015: 1. Election of Directors Nominees 01 Louis C. Bock 02 Wendy L. Dixon,Ph.D. 03 Peter K. Honig, M.D. ATTN: HEATHER TURNER 3344 NORTH TORREY PINES COURT SUITE 200 LAJOLLA, CA 92037 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and forelectronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have yourproxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costsincurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards andannual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EasternTime the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you voteFOR the following proposal: For Against Abstain 2. To ratify the selection of Ernst & Young LLP as the Companys independent registered public accounting firm for the fiscal year ending December 31, 2012. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 0000141573_2 R1.0.0.11699